                                                                     EXHIBIT 2.1



                           --------------------------



                           ASSET ACQUISITION AGREEMENT



                                    BETWEEN:


                             SOLO ENERGY CORPORATION
                             A DELAWARE CORPORATION

                                       AND

                                    ELEKTRYON
                              A NEVADA CORPORATION












                           DATED AS OF APRIL 16, 2001



                           --------------------------
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                               TABLE OF CONTENTS

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1.    Definitions ...................................................................    1

      1.1   Definitions .............................................................    1

            (a)   "Accounts Receivable" .............................................    1

            (b)   "Act" .............................................................    1

            (c)   "Affiliate" .......................................................    1

            (d)   "Cash" ............................................................    1

            (e)   "Closing" .........................................................    1

            (f)   "Closing Date" ....................................................    2

            (g)   "Commissioner" ....................................................    2

            (h)   "ERISA" ...........................................................    2

            (i)   "Fairness Approval" ...............................................    2

            (j)   "Fairness Hearing" ................................................    2

            (k)   "GAAP" ............................................................    2

            (l)   "Governmental Authorizations" .....................................    2

            (m)   "Governmental Entity" .............................................    2

            (n)   "Inventories" .....................................................    2

            (o)   "Investors' Rights Agreement" .....................................    2

            (p)   "Knowledge of Transferor" .........................................    2

            (q)   "Lien" ............................................................    2

            (r)   "Material Adverse Effect" .........................................    2

            (s)   "Permitted Property Exceptions" ...................................    3

            (t)   "Person" ..........................................................    3

            (u)   "Restated Certificate" ............................................    3

            (v)   "Superior Proposal" ...............................................    3

            (w)   "Taxes" ...........................................................    3

            (x)   "Third Party Acquisition" .........................................    3

            (y)   "Trade Payables" ..................................................    3

2.    Acquisition and Transfer ......................................................    3

      2.1   Transfer of Assets ......................................................    3

      2.2   Excluded Assets .........................................................    5

      2.3   Assumption of Liabilities ...............................................    5
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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      2.4   Excluded Liabilities ....................................................    6

      2.5   Acquisition Consideration ...............................................    7

      2.6   Closing Balance Sheet ...................................................    9

      2.7   Earn Out ................................................................    9

3.    Closing .......................................................................   11

      3.1   Closing .................................................................   11

      3.2   Actions at the Closing ..................................................   11

            (a)   Assignment of Assets; Assignment and Assumption Agreement .........   11

            (b)   Acquisition Consideration .........................................   12

            (c)   Title .............................................................   12

            (d)   Third Party Consents and Assignments ..............................   12

            (e)   Transferor Documents ..............................................   12

            (f)   Acquiror Documents ................................................   12

            (g)   Post-Closing Actions ..............................................   12

4.    Representations and Warranties of Transferor ..................................   12

      4.1   Organization, Standing and Power ........................................   12

      4.2   Subsidiaries ............................................................   13

      4.3   Authority; Dissenter's Rights ...........................................   13

      4.4   Execution and Binding Effect ............................................   13

      4.5   Consents and Approvals of Governmental Entities .........................   13

      4.6   No Violation ............................................................   13

      4.7   Consents ................................................................   14

      4.8   Transferor Financial Statements .........................................   14

      4.9   No Undisclosed Liabilities ..............................................   14

      4.10  Absence of Certain Changes ..............................................   15

      4.11  Assets Generally ........................................................   16

      4.12  Intellectual Property ...................................................   17

      4.13  Supply Agreements .......................................................   18

      4.14  Related-Party Transactions ..............................................   19

      4.15  Warranties and Indemnities ..............................................   19

      4.16  Real Property ...........................................................   19
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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      4.17  Inventories .............................................................   20

      4.18  Accounts Receivable .....................................................   20

      4.19  Licenses and Permits ....................................................   20

      4.20  Employees ...............................................................   21

      4.21  Employee Benefit and Compensation Plans .................................   22

      4.22  Taxes ...................................................................   22

      4.23  Compliance with Law .....................................................   23

      4.24  Environmental Matters ...................................................   23

      4.25  Material Contracts ......................................................   25

      4.26  Products ................................................................   27

      4.27  Product Liability .......................................................   27

      4.28  Litigation; Other Claims ................................................   27

      4.29  Defaults ................................................................   27

      4.30  Schedules ...............................................................   28

      4.31  Manufacturing and Marketing Rights ......................................   28

      4.32  Full Disclosure .........................................................   28

      4.33  Brokers and Finders .....................................................   28

      4.34  Fair Consideration; No Fraudulent Conveyance ............................   28

      4.35  Insurance ...............................................................   28

      4.36  ECOM Report .............................................................   28

      4.37  Field Test Units ........................................................   29

      4.38  Purchase Entirely for Own Account .......................................   29

      4.39  Disclosure of Information ...............................................   29

      4.40  Investment Experience ...................................................   29

      4.41  Restricted Securities ...................................................   29

      4.42  Further Limitations on Disposition ......................................   29

      4.43  Legends .................................................................   30

5.    Representations and Warranties of Acquiror ....................................   30

      5.1   Organization, Good Standing and Qualification ...........................   30

      5.2   Capitalization and Voting Rights ........................................   31

      5.3   Subsidiaries ............................................................   32
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                                TABLE OF CONTENTS
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      5.4   Authority ...............................................................   32

      5.5   Execution and Binding Effect ............................................   32

      5.6   Valid Issuance of Common Stock ..........................................   33

      5.7   Governmental Consents ...................................................   33

      5.8   No Undisclosed Liabilities; Solvency ....................................   33

      5.9   No Violation ............................................................   33

      5.10  Consents ................................................................   34

      5.11  Offering ................................................................   34

      5.12  Litigation ..............................................................   34

      5.13  Proprietary Information Agreements ......................................   34

      5.14  Patents and Trademarks ..................................................   35

      5.15  Agreements; Action ......................................................   36

      5.16  Related-Party Transactions ..............................................   37

      5.17  Licenses and Permits ....................................................   38

      5.18  Environmental Matters ...................................................   38

      5.19  Manufacturing and Marketing Rights ......................................   39

      5.20  Full Disclosure .........................................................   39

      5.21  Registration Rights .....................................................   40

      5.22  Corporate Documents .....................................................   40

      5.23  Title to Property and Assets ............................................   40

      5.24  Acquiror Financial Statements ...........................................   40

      5.25  Absence of Certain Changes ..............................................   40

      5.26  Employee Benefit Plans ..................................................   42

      5.27  Taxes ...................................................................   42

      5.28  Insurance ...............................................................   43

      5.29  Minute Books ............................................................   43

      5.30  Employees ...............................................................   43

      5.31  Brokers .................................................................   44

      5.32  Significant Customers and Suppliers .....................................   44

      5.33  Field Test Units ........................................................   44

6.    Covenants of Transferor .......................................................   44
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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      6.1   Access to Information ...................................................   44

      6.2   Reasonable Efforts ......................................................   45

      6.3   Transferor's Conduct of the Business Prior to Closing ...................   45

      6.4   No Other Bids ...........................................................   47

      6.5   Tax Returns .............................................................   48

      6.6   Post-Closing Access to Information ......................................   48

      6.7   Post-Closing Cooperation ................................................   48

      6.8   Post-Closing Actions ....................................................   48

      6.9   Permits .................................................................   50

      6.10  Bulk Sales Law ..........................................................   50

      6.11  Taxes ...................................................................   50

      6.12  Customer Due Diligence ..................................................   50

      6.13  Intellectual Property ...................................................   50

      6.14  Auditors' Consents ......................................................   50

      6.15  Non-Disturbance and Attornment ..........................................   50

7.    Covenants of Acquiror .........................................................   51

      7.1   Access to Information ...................................................   51

      7.2   Reasonable Efforts ......................................................   51

      7.3   Acquiror's Conduct of its Business Prior to Closing .....................   51

      7.4   Tax Returns .............................................................   52

      7.5   Non-Interference ........................................................   52

      7.6   Reorganization Covenants ................................................   52

      7.7   CAT LP License ..........................................................   53

8.    Other Agreements ..............................................................   53

      8.1   Third Party Consents ....................................................   53

      8.2   Certain Notifications ...................................................   53

      8.3   Confidentiality .........................................................   53

      8.4   Public Announcements ....................................................   53

      8.5   Transition Agreement ....................................................   54

      8.6   Right of First Offer to Transferor ......................................   54

      8.7   Fairness Hearing ........................................................   55
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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9.    Employee Matters ..............................................................   55

      9.1   Transferred Employees ...................................................   55

      9.2   Compensation and Benefits of Transferred Employees ......................   56

      9.3   Other Employees of the Business .........................................   57

      9.4   No Right to Continued Employment or Benefits ............................   57

      9.5   No Solicitation or Hire by Transferor ...................................   57

10.   Conditions to Acquiror's Obligations ..........................................   57

      10.1  Representations and Warranties True; Performance; Certificate ...........   57

      10.2  Consents ................................................................   58

      10.3  No Proceedings or Litigation ............................................   58

      10.4  Documents ...............................................................   58

      10.5  Title Insurance .........................................................   58

      10.6  Non-Disturbance and Attornment ..........................................   58

      10.7  Governmental Filings ....................................................   59

      10.8  No Material Adverse Change ..............................................   59

      10.9  Termination of Benefit Plans ............................................   59

      10.10 Shareholder Approval ....................................................   59

      10.11 Escrow Agreement ........................................................   59

      10.12 Audited Financials ......................................................   59

      10.13 Provisions for Liabilities ..............................................   59

      10.14 Customer Diligence ......................................................   59

      10.15 Intellectual Property ...................................................   59

      10.16 Solvency Opinion ........................................................   60

      10.17 Fairness Approval .......................................................   60

      10.18 Releases ................................................................   60

11.   Conditions to Transferor's Obligations ........................................   60

      11.1  Representations and Warranties True; Performance ........................   60

      11.2  No Proceeding or Litigation .............................................   60

      11.3  Documents ...............................................................   60

      11.4  Governmental Filings ....................................................   61

      11.5  No Material Adverse Change ..............................................   61
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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      11.6  Shareholder Approval ....................................................   61

      11.7  Escrow Agreement ........................................................   61

      11.8  Board of Directors ......................................................   61

      11.9  Proprietary Information Agreements ......................................   61

      11.10 Restated Certified, Bylaws and Resolutions ..............................   61

      11.11 Grant of Options ........................................................   62

      11.12 Solvency Opinion ........................................................   62

12.   Escrow and Indemnification ....................................................   62

      12.1  Survival of Representations and Warranties ..............................   62

      12.2  Indemnification by Transferor ...........................................   62

      12.3  Indemnification by Acquiror .............................................   63

      12.4  Escrow Period ...........................................................   63

      12.5  Method of Asserting Claims ..............................................   64

      12.6  Exclusive Remedy ........................................................   65

13.   Termination ...................................................................   65

      13.1  Termination of Agreement ................................................   65

      13.2  Procedure and Effect of Termination .....................................   66

14.   Miscellaneous .................................................................   66

      14.1  Amendments and Waivers ..................................................   66

      14.2  Successors and Assigns ..................................................   66

      14.3  Choice of Law ...........................................................   66

      14.4  Consent to Jurisdiction .................................................   66

      14.5  Waiver of Jury Trial ....................................................   66

      14.6  Counterparts ............................................................   67

      14.7  Titles and Subtitles ....................................................   67

      14.8  Notices .................................................................   67

      14.9  Severability ............................................................   68

      14.10 Entire Agreement ........................................................   68

      14.11 Advice of Legal Counsel .................................................   68

      14.12 Fees and Expenses .......................................................   68

      14.13 Parties in Interest .....................................................   69
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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EXHIBIT A-1 through A-2 ..................................................    1

EXHIBIT B ................................................................    1

EXHIBITS C-1 through C-5 .................................................    1

EXHIBIT D ................................................................    1

EXHIBIT E ................................................................    1

EXHIBIT F ................................................................    1
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                           ASSET ACQUISITION AGREEMENT

         This Asset Acquisition Agreement (the "Agreement") is entered into as of April 16, 2001, by and between Solo Energy Corporation, a Delaware corporation ("Acquiror"), and Elektryon, a Nevada corporation ("Transferor").

                                    RECITALS

         Acquiror is in the business of the development and future provision of distributed generation energy. Transferor conducts a business that develops, assembles, and is preparing to market and sell the POWR/MASTR(TM), a device for on-site delivery of distributed generation energy (the "Business"). Acquiror desires to acquire from Transferor, and Transferor desires to transfer to Acquiror, substantially all of the assets of the Business on the terms and subject to the conditions set forth in this Agreement (the "Acquisition").

         The parties intend the Acquisition to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         As an inducement to Acquiror to enter into this Agreement, certain employees of Transferor have entered into Offer Letters ("Offer Letters"), attached hereto as Exhibits A-1 through A-2.

                                    AGREEMENT

         In consideration of the mutual agreements, representations, warranties and covenants set forth below, Acquiror and Transferor agree as follows:

1. DEFINITIONS.

         1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "ACCOUNTS RECEIVABLE" means all accounts receivable, notes receivable and other receivables arising out of or relating to the Business each calculated in the identical manner (using the same components, accounting practices and methodology, consistently applied) used by Transferor to prepare the list attached hereto as Schedule 4.18.

                  (b) "ACT" means the Securities Act of 1933, as amended.

                  (c) "AFFILIATE" means with respect to any Person, a Person directly or indirectly controlling or controlled by or under common control with such Person.

                  (d) "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the Transferor Financial Statements.

                  (e) "CLOSING" means the consummation of the transactions contemplated hereby.

                  (f) "CLOSING DATE" means the date of the Closing.

                  (g) "COMMISSIONER" means the Commissioner of the California Department of Corporations.

                  (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (i) "FAIRNESS APPROVAL" has the meaning set forth in Section 8.7.

                  (j) "FAIRNESS HEARING" has the meaning set forth in Section
8.7.

                  (k) "GAAP" means generally accepted accounting principles of the United States as set forth by the Financial Accounting Standards Board.

                  (l) "GOVERNMENTAL AUTHORIZATIONS" means the permits, authorizations, consents or approvals of any Governmental Entity which are a condition to the lawful consummation of the transactions contemplated hereby listed on Schedule 1.1(l) to this Agreement.

                  (m) "GOVERNMENTAL ENTITY" means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

                  (n) "INVENTORIES" means all raw materials, work-in-process, finished goods, supplies and other inventories of the Business each calculated in the identical manner (using the same components, accounting practices and methodology, consistently applied) used by Transferor to prepare the list attached hereto as Schedule 4.17.

                  (o) "INVESTORS' RIGHTS AGREEMENT" means the Amended and Restated Investors' Rights Agreement dated as of February 20, 2001 among shareholders of Acquiror.

                  (p) "KNOWLEDGE OF TRANSFEROR" means the actual knowledge, after due inquiry of Michael Holmstrom, Joanne Firstenberg, Bryan Mewhort, Mark Thurbur and Paul Servello.

                  (q) "LIEN" means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind other than Permitted Property Exceptions and such other encumbrances and liens that arise in the ordinary course of business and do not materially impair Acquiror's ownership or use of such property or assets.

                  (r) "MATERIAL ADVERSE EFFECT" with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or prospects of such Person and its Affiliates, taken as a whole.

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                  (s) "PERMITTED PROPERTY EXCEPTIONS" means exception numbers 1,
2, 3, 4, 5, 9, 10 and 11 as shown in Schedule B of that certain Commitment for Title Insurance issued by Ticor Title Insurance Company dated March 9, 2001.

                  (t) "PERSON" means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

                  (u) "RESTATED CERTIFICATE" means the amended and restated Certificate of Incorporation of Acquiror dated February 20, 2001, as amended.

                  (v) "SUPERIOR PROPOSAL" has the meaning set forth in Section 6.4(c).

                  (w) "TAXES" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed on Transferor by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Acquiror could become liable as successor to or transferee of the Business or the Acquired Assets or which could become a charge against or lien on any of the Acquired Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.

                  (x) "THIRD PARTY ACQUISITION" has the meaning set forth in
Section 6.4(c).

                  (y) "TRADE PAYABLES" means the liabilities of the Transferor arising in connection with the Transferor's purchase of goods and services in the ordinary course of the Business each calculated in the identical manner (using the same components, accounting practices and methodology, consistently applied) used by Transferor to prepare the list attached hereto as Schedule 2.3(b).

2. ACQUISITION AND TRANSFER.

         2.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, Transferor shall assign, grant, transfer, and deliver (or cause to be assigned, granted, transferred and delivered) to Acquiror, or to any wholly-owned subsidiary of Acquiror, and Acquiror shall acquire and accept from Transferor as of the Closing Date, free and clear of all Liens, all of the Transferor's rights, title and interest in and to all of the assets, properties and business other than the Excluded Assets owned, held or used in the conduct of the Business by Transferor as the same shall exist on the Closing Date (the "Acquired Assets"), including, without limitation:

                  (a) all real property and leases of and other interests in real property, in each case together with all buildings, fixtures and improvements thereon, including, without limitation, the items listed on
Schedule 2.1(a);

                  (b) all tangible personal property and leases of and other interests in tangible personal property used in connection with the Business, including, without limitation, the items listed on Schedule 2.1(b);

                  (c) all Inventories;

                  (d) all rights under the contracts, agreements, leases and other interests in real and personal property, licenses, commitments, sales and purchase orders and other instruments, listed on Schedule 2.1(d) (collectively the "Contracts");

                  (e) all Cash related to any Inventories of Transferor that are sold prior to Closing, to the extent the proceeds from such sale have not been applied to Trade Payables;

                  (f) all accounts receivable, notes receivable and other receivables, other than notes receivable and settlement agreements listed on
Schedule 2.2 hereto;

                  (g) all prepaid expenses relating to the operation of the Business including, but not limited to Taxes, leases and rentals;

                  (h) all of Transferor's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Acquired Assets, including, without limitation, unliquidated rights under warranties;

                  (i) all copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, trade names, trademarks, service marks, product information and data, know-how and development work-in-progress, customer lists, software, business and marketing plans and other intellectual or intangible property embodied in or pertaining to the Business, whether pending, applied for or issued, whether filed in the United States or in other countries, including without limitation the items listed in Schedule 2.1(i), together with all associated goodwill;

                  (j) all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Transferor or any of its employees or agents that are embodied in, derived from or relate to the Business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Business;

                  (k) any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind relating to, used in, or derived from the Acquired Assets (collectively with subsections (i) and (j), the "Transferor Intellectual Property");

                  (l) all permits, authorizations, consents and approvals of any Governmental Entity affecting or relating in any way to the Business, including without limitation, the items listed on Schedule 2.1(l) (the "Permits");

                  (m) all books, records files and papers, whether in hard copy or electronic format, used in the Business, including without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, personnel and employment records, and any information relating to Taxes imposed on the Business or Acquired Assets;

                  (n) all computer software programs, data and associated licenses used in connection with the Business; and

                  (o) all goodwill associated with the Business or the Acquired Assets, together with the right to represent to third parties that Acquiror is the successor to the Business.

         2.2 EXCLUDED ASSETS. Acquiror agrees that notwithstanding any provision of Section 2.1 the following assets of Transferor (the "Excluded Assets") shall be excluded from the Acquired Assets:

                  (a) all of the Cash of Transferor as of the Closing Date, except to the extent Transferor sells any Inventories prior to Closing, in which case the proceeds from such sale, net of any reductions in Trade Payables, shall be included in the Acquired Assets to be transferred to Acquiror pursuant to this Agreement;

                  (b) the notes receivable and settlement agreements listed on
Schedule 2.2(b) hereto relating to the settlement of certain claims of Transferor against certain individuals and any other assets of Transferor set forth on Schedule 2.2(b); and

                  (c) all the contracts, agreements, leases and other interests in real and personal property, licenses, commitments, sales and purchase orders and other instruments of Transferor other than the Contracts set forth on
Schedule 2.1(d) hereto.

         2.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, Acquiror agrees, effective as of the Closing Date, to assume the following liabilities (the "Assumed Liabilities").

                  (a) the liabilities set forth on Schedule 2.3(a) to the extent set forth thereon;

                  (b) the Trade Payables of Transferor as of the Closing Date, each calculated in the identical manner (using the same components, accounting practices and methodology, consistently applied) used by Transferor to prepare the list of Trade Payables as of April 5, 2001 and attached hereto as Schedule 2.3(b);

                  (c) the liabilities and obligations of Transferor arising under the Contracts assumed by Acquiror, other than the liabilities attributable to any failure by Transferor to comply with the terms thereof;

                  (d) liabilities for taxes set forth in the proviso to Section 2.4(b) hereof as of the Closing Date;

                  (e) any liability of Transferor not Known to Transferor arising out of the violation of or failure to comply with any Environmental Laws (as hereafter defined) occurring before the Closing applicable to any aspect of the Business.

         2.4 EXCLUDED LIABILITIES. Except for those liabilities expressly assumed by Acquiror or any Affiliate designated by Acquiror pursuant to Section 2.3, Acquiror shall not assume and shall not be liable for, and Transferor and its direct or indirect subsidiaries shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Transferor and its direct and indirect subsidiaries, whether known or unknown, accrued or not accrued, fixed or contingent, including without limitation, the following:

                  (a) Any liability for breaches by Transferor or any of its respective direct or indirect subsidiaries on or prior to the Closing Date of any contract or any other instrument, contract or purchase order or any liability for payments or amounts due under any Contract not assumed by Acquiror hereunder;

                  (b) Any liability or obligation for Taxes attributable to or imposed upon Transferor or any of its direct or indirect subsidiaries, or attributable to or imposed upon the Acquired Assets for any period (or portion thereof) through the Closing Date, including, without limitation, any Taxes attributable to or arising from the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary herein, Acquiror shall assume liabilities relating to and shall bear the cost of the specific accrued Taxes set forth on Schedule 2.4(b) hereto as of the Closing Date calculated in the identical manner (using the same components, accounting practices and methodology, consistently applied) used by Transferor to prepare the list attached hereto as Schedule 2.4(b);

                  (c) Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Transferor or any of its direct or indirect subsidiaries, including any such liabilities owed to Affiliates of Transferor, except that Acquiror shall assume any such liabilities relating to the Trade Payables;

                  (d) Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Transferor or any of its direct or indirect subsidiaries, including, without limitation, any liability for infringement of intellectual property rights, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;

                  (e) Any liability or obligation arising on or prior to the Closing Date out of any Employee Benefit Plan (other than any liability or obligation specifically assumed by Acquiror pursuant to Section 9 hereof);

                  (f) Any liability or obligation for making payments of any kind (including as a result of the sale of Acquired Assets or as a result of the termination of employment by Transferor of employees, or other claims arising out of the terms and conditions of employment with Transferor, or for vacation or severance pay or otherwise) to employees of Transferor or in respect of payroll taxes for employees of Transferor;

                  (g) Any liability of Transferor incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, investment banking, broker or finder's fees;

                  (h) Any liability of Transferor Known to Transferor arising out of the violation of or failure to comply with any Environmental Laws (as hereinafter defined) occurring before the Closing applicable to any aspect of the Business;

                  (i) The costs associated with all contracts and agreements not assumed by Acquiror;

                  (j) Any liability of Transferor arising out of or in connection with any claim or action by or against Phil C. Meisenger, Gene E. Stinson or Edwin Wheeler;

                  (k) Any liability of Transferor set forth on Schedule 2.4 hereto; and

                  (l) Any liability of Transferor arising out of any claim or action by any shareholder of Transferor, including any claim for rights of recission or fraud with respect to shares of Transferor held by such shareholders or any claim under federal or state securities laws (collectively, with subsections (a) - (k), the "Excluded Liabilities").

         2.5 ACQUISITION CONSIDERATION. Subject to the performance by Transferor of all of its obligations under this Agreement (including delivering all documents required to be delivered) at the Closing, in consideration of the acquisition of the Acquired Assets under Section 2.1, Acquiror agrees to:

                  (a) pay to Transferor an aggregate of $5,000,000, subject to the adjustment set forth in Section 2.5(a)(i), in immediately available funds and 51,878,788 shares of Acquiror's Common Stock (the "Acquisition Consideration"), plus Transferor shall have the right to obtain the "Earn-Out Consideration" in accordance with the terms of Section 2.7 below, as follows:

                        (i) Cash Escrow. $1.0 million of the Acquisition Consideration shall be placed into an interest bearing escrow account (the "Escrow Account") on the Closing Date with the Escrow Agent (the "Escrow Agent") pursuant to an escrow agreement in the form of Exhibit B (the "Escrow Agreement"). The Escrow Agreement shall provide that the cash deposited into the Escrow Account, plus interest accrued thereon (the "Cash Escrow"), shall be distributed within 10 days following the final approval of the Transferor's Closing Balance Sheet pursuant to Section 2.6. The Cash Escrow shall be distributed as follows:

                            (A) Inventories and Accounts Receivable. In the
event that the aggregate amount of Inventories and Accounts Receivable set forth on the Closing Balance Sheet equals or exceeds the Transferor's aggregate amount of Inventories as of March 28, 2001 and Accounts Receivable as of April 12, 2001 and set forth on Schedules 4.17 and 4.18 (in each case using the same components, accounting practices and methodology, consistently applied), then the Cash Escrow, net of any amounts payable to Acquiror pursuant to Section 2.5(a)(i)(B) below, shall be distributed in full to the Transferor within 10 days following the final approval of the Closing Balance Sheet pursuant to Section 2.6. In the event that the aggregate amount of Inventories and Accounts Receivable set forth on the Closing Balance Sheet is less than the aggregate amount of Inventories as of March 28, 2001 and Accounts Receivable as of April 12, 2001, then a portion of the Cash Escrow shall be distributed to Acquiror in an amount equal to the net amount of such shortfall, and the balance of the Cash Escrow, net of any amounts payable to Acquiror pursuant to Section 2.5(a)(i)(B) below, shall be payable to Transferor within 10 days following the final approval of the Closing Balance Sheet pursuant to Section 2.6.

                            (B) Trade Payables. If the aggregate amount of
Transferor's unpaid Trade Payables set forth on the Closing Balance Sheet exceeds $3,000,000, then a portion of Cash Escrow shall be distributed to Acquiror in an amount equal to such excess, and the balance of the Cash Escrow shall be payable to Transferor, net of amounts payable to Acquiror pursuant to
Section 2.5(a)(i)(A) above, within 10 days following the final approval of the Closing Balance Sheet pursuant to Section 2.6. In the event the aggregate amount of Transferor's Trade Payables at Closing is less than $3,000,000, then Acquiror shall pay to Transferor within 10 days following the final approval of the Closing Balance Sheet pursuant to Section 2.6 an amount equal to such difference.

                        (ii) Stock Escrow. 10,909,091 shares of the Acquisition Consideration shall be placed into the Escrow Account on the Closing Date with the Escrow Agent pursuant to the Escrow Agreement to secure the obligations of Transferor under Section 12.2. To the extent that an Acquiror Indemnified Person suffers Damages with respect to which the Acquiror Indemnified Person has an entitlement to indemnification under Section 12.2, then the Acquiror Indemnified Person shall first obtain recovery from the escrow account established pursuant to this Section 2.5(a). Any stock held in the Escrow Account on the date one year following the Closing Date (the "Stock Escrow") shall be distributed to Transferor or its designee promptly thereafter in accordance with the terms of the Escrow Agreement; provided, however, that such stock shall not be distributed to the extent that as of the date one year following the Closing Date, an Acquiror Indemnified Person has claimed an entitlement to indemnification under Section 12.2 and such claim remains unsatisfied. To the extent any of the Stock Escrow held by the Escrow Agent is to be returned to Acquiror on account of any claim by Acquiror pursuant to Section 12 below, the number of shares of Acquisition Consideration required to be returned shall be equal to the dollar amount of such claim divided by the fair market value of the shares. For this purpose, the "fair market value" of the Common Stock held in the Escrow Account shall have a value equal to the fair market value of such stock as determined in good faith by Acquiror's Board of Directors, taking into account the most recent valuation of Acquiror established in an arms length transaction. Transferor (or, if applicable, the Liquidating Trust) shall at all times retain the right to direct the vote of all of the shares of Common Stock held by the Escrow Agent. The costs associated with establishing and maintaining the Escrow Account pursuant to this Section 2.5 shall be borne equally by Acquiror and Transferor.

                  (b) issue stock options exercisable for Common Stock of Acquiror to Michael Holmstrom and Joanne Firstenberg in the amounts and at the exercise prices set forth in Schedule 2.5(b) hereto; provided, that their currently outstanding stock options exercisable for shares of Transferor are terminated concurrently.

                  (c) assume the Assumed Liabilities.

         2.6 CLOSING BALANCE SHEET. Within 10 days following the Closing, Transferor shall deliver to Acquiror a balance sheet of Transferor as of the Closing Date (the "Closing Balance Sheet") which includes, without limitation, the Inventories, the Accounts Receivable and the Trade Payables of Acquiror. Within 15 days following receipt by Acquiror of such Closing Balance Sheet, Acquiror may reject the Closing Balance Sheet by written notice to Transferor specifying in reasonable detail the bases for such rejection ("Notice of Rejection"). In such event, Acquiror and Transferor shall make reasonable efforts to resolve such dispute during the ten-day period following Transferor's receipt of the Notice of Rejection. In the absence of a timely Notice of Rejection, the Closing Balance Sheet reported by Transferor shall be deemed approved and conclusive and binding on the parties. If no resolution is achieved by the end of such ten-day period, the matter shall be submitted to a neutral arbiter mutually selected by Transferor and Acquiror (the "Arbitrator"). In the event the parties are unable to mutually select an Arbitrator within 10 days, then the Arbitrator shall be PriceWaterhouseCoopers. The Arbitrator shall resolve such dispute within a 30-day period commencing upon the appointment of the Arbitrator. The Closing Balance Sheet, as so adjusted, shall be deemed approved and conclusive and binding upon the parties. The costs associated with the preparation of the Closing Balance Sheet and with the activities of the Arbitrator shall be shared equally by the parties.

         2.7 EARN OUT.

                  (a) Definitions. For purposes of this Section 2.7, the following terms shall have the following meanings:

                        (i) "Buyer" means one or more of the entities set forth on Schedule 2.7 hereto or an entity which is a non-Affiliate of Transferor which will use the Units in a commercial facility for baseload or peaking power and not solely for backup power.

                        (ii) "Earn-Out Period" means the period beginning on the Closing Date and ending on the later of December 31, 2001 or six months following the initial day of operation of the last Unit sold by Transferor pursuant to a Purchase Commitment in furtherance of the achievement of a Performance Goal hereunder.

                        (iii) "First Performance Goal" means that within 90 days of the date hereof, Transferor or Acquiror, as appropriate, has obtained from a Buyer (A) a Purchase Commitment for the delivery of at least 50 Units for delivery by December 31, 2001 and (B) a Letter of Intent for the delivery of an additional 100 Units in 2001 or 2002.

                        (iv) "Letter of Intent" means a non-binding letter of intent with a Buyer.

                        (v) "Purchase Commitment" means a noncancellable purchase order with a Buyer for a firm delivery and a fixed price of not less than $55,000 F.O.B., not including installation and service, with (i) a parts and labor warranty not to exceed the shorter of 5000 hours or one year and (ii) a purchase price payable in cash on 30-day terms.

                        (vi) "Second Performance Goal" means that within 90 days of the date hereof, Transferor or Acquiror, as appropriate, has obtained from a Buyer or Buyers (A) a Purchase Commitment for the delivery of at least 100 Units for delivery by December 31, 2001 and (B) a Letter of Intent for the delivery of an additional 200 Units in 2001 or 2002, in each case including any Units counted toward satisfaction of the First Performance Goal.

                        (vii) "Units" means the C-3 units of Transferor (or a later model), not the C-1 units of Transferor unless such units have been modified to meet C-3 unit specifications set forth on Schedule 2.7(a)(vii).

                  (b) Calculation of Earn-Out Consideration. The Earn-Out Consideration shall be equal to (i) 18,181,818 additional shares of Common Stock of Acquiror if Transferor achieves the First Performance Goal or, alternatively,
(ii) 36,363,636 additional shares of Common Stock of Acquiror if Transferor achieves the Second Performance Goal. For purposes of determining whether Transferor has achieved either the First Performance Goal or the Second Performance Goal, as applicable, the Units delivered pursuant to a Purchase Commitment must be delivered and accepted by the Buyer with no rights to return and be operable on site, all by December 31, 2001 and the Units must be operable for six months without more than 5% subject to any warranty claims. Further, none of the Units may be sold to distributors or other intermediaries for inventory. In addition, any contractual agreements for installation of Units must be for no less than an average of $17,000 per Unit and any contractual agreement for service of the Units must be for Units in California and must be for no less than 1.6 cents per kilowatt hour. Finally, in order to be a valid Letter of Intent under this Section 2.7, such Letter of Intent must provide that the Units to be delivered pursuant to the related Letter of Intent will similarly be deployed in the field prior to December 31, 2002.

                  (c) Determination of Earn-Out Consideration. After the end of the Earn-Out Period, but in any event prior to sixty (60) days following the expiration of such period, Acquiror will prepare and deliver to Transferor, a preliminary report setting forth Transferor's performance during the Earn-Out Period with respect to the First Performance Goal and the Second Performance Goal (the "Acquiror's Earn-Out Proposal"). Within thirty (30) days of the delivery of the Acquiror's Earn-Out Proposal, Transferor will provide Acquiror with notice of any specific objections with respect to any particular items contained in Acquiror's Earn-Out Proposal. Upon any such objection, the parties shall work together in good faith to determine the appropriate amounts to be included in the above-calculated numbers. The final agreed upon calculations of the First Performance Goal or the Second Performance Goal shall be determinative for purposes hereof. Any disputes regarding the foregoing (but not regarding any other provision of this Section 2.7), to the extent not resolved by negotiations among the parties, shall be determined by an accounting firm mutually acceptable to the parties. The determination made by the accounting firm so selected shall be conclusive and binding upon the parties. The fees and expenses of such accounting firm shall be shared equally by Acquiror and Transferor.

                  (d) Payment of Earn-Out Consideration. Upon the determination of the Earn-Out Consideration, Acquiror will promptly issue to Transferor the Earn-Out Consideration, net of any amounts required to be paid by Transferor to Acquiror pursuant to any claims for indemnification pursuant to Section 12 below. The Earn Out Consideration shall be payable to Transferor only if

Transferor meets all of the conditions set forth in this Section 2.7. In the event Transferor meets only a portion of the specified conditions, no portion of the Earn Out Consideration shall be paid by Acquiror.

3. CLOSING.

         3.1 CLOSING. Subject to the terms and conditions of this Agreement, the Closing shall take place on such date, as soon as practicable after all conditions precedent in Sections 10 and 11 have been satisfied or waived, as the parties may agree, but in any case, no later than June 30, 2001 (the "Closing Date").

         3.2 ACTIONS AT THE CLOSING. At the Closing, Transferor shall deliver the Acquired Assets to Acquiror, Acquiror shall deliver the Acquisition Consideration to Transferor and the Escrow Agent as specified in Section 2.5 above, and Acquiror and Transferor shall take such actions and execute and deliver such agreements, assignments, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

                  (a) ASSIGNMENT OF ASSETS; ASSIGNMENT AND ASSUMPTION AGREEMENT. Transferor shall deliver to Acquiror a general Assignment of Assets substantially in the form attached as Exhibit C-1, an Agreement of Assumption of Liabilities substantially in the form attached hereto as Exhibit C-2, a Special Warranty Deed substantially in the form attached as Exhibit C-3 with respect to each fee real property included in the Acquired Assets, an Assignment and Assumption of Lessee's Interest in Lease substantially in the form attached hereto at Exhibit C-4 with respect to each of Transferor's real property leasehold interests included in the Acquired Assets, and an Assignment and Assumption Agreement, with respect to each item of Transferor Intellectual Property included in the Acquired Assets, substantially in the form attached as Exhibit C-5 (collectively, the "Transfer Documents"), in each case duly executed by Transferor, and in the aggregate assigning to Acquiror all of Transferor's right, title and interest in and to the Acquired Assets. Acquiror may designate one or more of its wholly-owned Affiliates as the recipient of certain of the Acquired Assets, and as the party to assume certain of the Assumed Liabilities, in which case Transferor shall transfer such Acquired Assets and Assumed Liabilities to Acquiror or the Affiliate(s) designated by Acquiror pursuant to such Transfer Documents.

                  (b) ACQUISITION CONSIDERATION. Acquiror shall deliver the Acquisition Consideration to Transferor and the Escrow Agent pursuant to the terms of Section 2.5, above.

                  (c) TITLE. Transferor shall provide reasonable evidence of valid title to such of the Acquired Assets, free and clear of all Liens (other than as to the real property interests, the Permitted Property Exceptions), as Acquiror may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Acquiror, to the extent such evidence is in the possession of the Transferor.

                  (d) THIRD PARTY CONSENTS AND ASSIGNMENTS. Transferor shall deliver to Acquiror any assignments, and any required consents to assignment, that it has obtained in respect of the Contracts, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Acquiror shall reasonably request, as well as a written confirmation from such third parties that the Contracts are in good standing.

                  (e) TRANSFEROR DOCUMENTS. At the Closing, Transferor shall deliver to Acquiror any and all documents required to satisfy the conditions set forth in Section 10 of this Agreement and any other closing documents reasonably requested by Acquiror.

                  (f) ACQUIROR DOCUMENTS. At the Closing, Acquiror shall deliver to Transferor any and all documents required to satisfy the conditions set forth in Section 11 of this Agreement and any other closing documents reasonably requested by Transferor.

                  (g) POST-CLOSING ACTIONS. Subsequent to the Closing Date, Transferor shall, and shall cause any Affiliate of Transferor to, from time to time, execute and deliver, upon the request of Acquiror, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Acquiror to effect, record or verify the transfer to and vesting in Acquiror of Transferor's and any of Transferor's Affiliates' right, title and interest in and to the Acquired Assets, free and clear of all Liens in accordance with the terms of this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR.

         Each representation and warranty set forth below is qualified by any exception or disclosure set forth in the Transferor Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. Transferor represents and warrants to Acquiror as follows:

         4.1 ORGANIZATION, STANDING AND POWER. Transferor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Transferor has the requisite corporate power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on the Business as now being conducted and as proposed to be conducted, except where the failure to have such would not have a Material Adverse Effect on the Business. Transferor is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Business. Transferor has made available to Acquiror true and complete copies of the organization and governance documents of Transferor, as currently in effect.

         4.2 SUBSIDIARIES. Transferor does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. Transferor is not a participant in any joint venture, partnership or similar arrangement.

         4.3 AUTHORITY; DISSENTER'S RIGHTS. The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Transferor, the performance by Transferor of its obligations hereunder and thereunder, and the consummation by Transferor of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Transferor, and no other act or proceeding on the part of or on behalf of Transferor or its shareholders, other than the consent of the shareholders to this Agreement and the transactions contemplated hereby, is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Transferor of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Transferor have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Transferor pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Transferor pursuant to the provisions hereof and thereof. In accordance with Nevada law, the shareholders of Transferor are not entitled to dissent from any action taken by Transferor in connection with the transactions contemplated hereunder.

         4.4 EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Transferor and constitutes, and the other agreements and instruments to be executed and delivered by Transferor pursuant hereto, upon their execution and delivery by Transferor, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Acquiror), legal, valid and binding agreements of Transferor, enforceable against Transferor in accordance with their respective terms.

         4.5 CONSENTS AND APPROVALS OF GOVERNMENTAL ENTITIES . Other than the Governmental Authorizations there is no requirement applicable to Transferor to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Transferor of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Transferor pursuant hereto or the consummation by Transferor of the transactions contemplated herein or therein.

         4.6 NO VIOLATION. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Transferor, (b) to the Knowledge of Transferor, conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Transferor is a party or by which Transferor or any of the Acquired Assets may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Transferor or by which any properties or assets of Transferor may be bound, except where such violation would not have a Material Adverse Effect on the Business or (d) to the Knowledge of Transferor, result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Transferor from any Governmental Entity. No "bulk sales" legislation applies to the transactions contemplated by this Agreement.

         4.7 CONSENTS. To the Knowledge of Transferor, Schedule 4.7 sets forth each agreement, contract or other instrument binding upon Transferor requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each a "Required Consent").

         4.8 TRANSFEROR FINANCIAL STATEMENTS. Transferor has delivered to Acquiror an unaudited balance sheet for Transferor at December 31, 2000 (the "December 31, 2000 Balance Sheet"), a copy of which is set forth in the Transferor Disclosure Schedule. The monetary amounts for the accounts included in the December 31, 2000 Balance Sheet were prepared in accordance with GAAP. The December 31, 2000 Balance Sheet accurately and correctly discloses the amounts of the Acquired Assets as of December 31, 2000. Transferor has delivered to Acquiror copies of its unaudited statements of income for Transferor for the fiscal years ended December 31, 2000, December 31, 1999, and December 31, 1998 (together with the December 31, 2000 Balance Sheet, the "Transferor Financial Statements"). To the Knowledge of Transferor, the Transferor Financial Statements have been prepared consistently for all periods presented, and revenues presented on the Transferor Financial Statements have been recognized in accordance with GAAP, consistently applied, except that the Transferor Financial Statements may not contain all footnotes required by GAAP; provided that the failure to include footnotes does not result in the omission of any material information. To the Knowledge of Transferor, the Transferor Financial Statements present fairly the financial condition, operating results and cash flows of Transferor as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance.

         4.9 NO UNDISCLOSED LIABILITIES. To the Knowledge of Transferor, Transferor does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $75,000 individually or in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required by GAAP) to be reflected in the Transferor Financial Statements which (i) has not been reflected in the December 31, 2000 Balance Sheet, or (ii) has not arisen in the ordinary course of the Transferor's business since December 31, 2000.

         4.10 ABSENCE OF CERTAIN CHANGES. To the Knowledge of Transferor, since December 31, 2000, Transferor:

                  (a) has not created, incurred or assumed (i) any borrowings under capital leases, or (ii) any obligation which in any material way affect the Business, the Acquired Assets or Acquiror's ability to conduct the Business in substantially the same manner and condition as conducted by Transferor on the date of this Agreement;

                  (b) has not materially changed in any manner the compensation of, or agreed to provide additional benefits to, or entered into any employment agreement with, any Employee (as hereinafter defined);

                  (c) has maintained insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Acquired Assets;

                  (d) has not acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business;

                  (e) has not sold, disposed of or encumbered any of the Acquired Assets or licensed any Acquired Assets to any Person except for the sale of Inventories in the normal course of business consistent with past practice;

                  (f) has not engaged in any special promotion, which promotes the sale of Inventories with highly discounted terms;

                  (g) has not entered into any agreements or commitments providing for payments in excess of $50,000 relating to the business conducted with the Acquired Assets, except on commercially reasonable terms in the ordinary course of business;

                  (h) has complied in all material respects with all laws and regulations applicable to the Business;

                  (i) has not entered into any agreement with any third party for the distribution of any of the Acquired Assets;

                  (j) has not changed or announced any change to the products or services sold by the Business;

                  (k) has not violated, amended or otherwise changed adversely in any way the terms of any of the Contracts;

                  (l) has not commenced a lawsuit related to or involving the Acquired Assets other than (i) for the routine collection of bills or (ii) for a breach of this Agreement;

                  (m) has not assigned, sold or otherwise conveyed to any third party, any of its accounts receivable prior to the Closing Date; or

                  (n) made any agreement to do any of the foregoing.

         4.11 ASSETS GENERALLY.

                  (a) To the Knowledge of Transferor, the Acquired Assets include all properties, tangible and intangible, and only such properties, currently used by Transferor in operating the Business and necessary for Acquiror to operate the Business after the Closing Date in a manner substantially equivalent to the manner in which Transferor has operated the Business prior to and through the Closing Date. To the Knowledge of Transferor, other than the Required Consents and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Acquiror to operate the Business and use the Acquired Assets in the manner in which Transferor has operated the same.

                  (b) To the Knowledge of Transferor, Transferor holds good and marketable title, license to or leasehold interest in all of the Acquired Assets and has the complete and unrestricted power and the unqualified right to transfer, assign and deliver the Acquired Assets to Acquiror. To the Knowledge of Transferor, upon consummation of the transactions contemplated by this Agreement, Acquiror will acquire good and marketable title, license or leasehold interest to the Acquired Assets free and clear of any Liens and there exists no restriction on the use or transfer of the Acquired Assets, except as may be assumed hereunder by Acquiror as an Assumed Liability. To the Knowledge of Transferor, no Person other than Transferor has any right or interest in the Acquired Assets, including the right to grant interests in the Acquired Assets to third parties, except for Acquired Assets licensed or leased from third parties which are set forth in the Transferor Disclosure Schedule and identified as such.

                  (c) To the Knowledge of Transferor, none of the Acquired Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement.

                  (d) To the Knowledge of Transferor, except as provided in this Agreement, no restrictions will exist on Acquiror's right to sell, resell, license or sublicense any of the Acquired Assets or engage in the Business, nor will any such restrictions be imposed on Acquiror as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

                  (e) To the Knowledge of Transferor, all of the Acquired Assets are in good operating condition and repair, as required for their use in the Business as presently conducted, and conform to all applicable laws, and, to the Knowledge of the Transferor, no notice of any violation of any law relating to any of the Acquired Assets or Assumed Liabilities has been received by Transferor.

         4.12 INTELLECTUAL PROPERTY.

                  (a) To the Knowledge of Transferor with respect to patents, trademarks, service marks and trade names only (but without having conducted any special investigation or patent or trademark search), Transferor has sufficient title and ownership of or licenses to all Transferor Intellectual Property necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of, the rights of others. To the Knowledge of Transferor, the Transferor Disclosure Schedule contains a complete list of patents and pending patent applications of Transferor. To the Knowledge of Transferor, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Transferor bound by, or a party to, any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. To the Knowledge of Transferor, Transferor has not received any communications alleging that Transferor has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To the Knowledge of Transferor, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Transferor or that would conflict with Transferor's business as now conducted and as proposed to be conducted. To the Knowledge of Transferor, neither the execution nor delivery of this Agreement, nor the carrying on of Transferor's business by the employees of Transferor, nor the conduct of Transferor's business as proposed, will, to the best of Transferor's Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

                  (b) To the Knowledge of Transferor, neither the development, manufacture, marketing, license, sale or use of any product or intellectual property currently licensed, used or sold by Transferor or currently under development violates or will violate any license or agreement to which Transferor is a party or infringes or will infringe any copyright, patent, trademark, service mark, trade secret or other intellectual property or other proprietary right of any other party. To the Knowledge of Transferor, all registered trademarks, service marks, patents and copyrights held by Transferor are valid and subsisting. To the Knowledge of Transferor, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Acquired Assets (including without limitation the Transferor Intellectual Property) necessary or required for, or used in, the conduct of the business of Transferor as presently conducted nor is there any basis for any such claim, nor has Transferor received any notice asserting that any such Acquired Asset (including without limitation the Transferor Intellectual Property) or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion. To the Knowledge of Transferor, there is no material unauthorized use, infringement or misappropriation on the part of any third party of the Acquired Assets (including without limitation the Transferor Intellectual Property); and

                  (c) To the Knowledge of Transferor, Transferor has taken reasonable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to Transferor with access to or knowledge of the Acquired Assets (including without limitation the Transferor Intellectual Property) to maintain the secrecy and confidentiality of, and its proprietary rights in, the Acquired Assets (including without limitation the Transferor Intellectual Property) necessary or required for, or used in, the conduct of the business of Transferor as presently conducted. To the Knowledge of Transferor, the Transferor Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to federal, state, local and foreign laws by Transferor to perfect or protect its interest in the Acquired Assets, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright or mask work registrations.

                  (d) To the Knowledge of Transferor, all fees to maintain Transferor's rights in the Transferor Intellectual Property, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Transferor Intellectual Property due and payable on or before the Closing Date, have been paid by Transferor or will be paid by Transferor within a reasonable period after the Closing.

                  (e) Transferor has filed with the United States Patent and Trademark Office any and all documents necessary to cause any and all of its patents and trademarks to be held in the name "Elektryon."

         4.13 SUPPLY AGREEMENTS.

                  (a) The Transferor Disclosure Schedule contains a list (including names, addresses, contact names and telephone numbers), which is complete in all material respects, of all agreements providing for payments in excess of $50,000 or other arrangements providing for payments in excess of $50,000, pursuant to which Transferor is obligated to supply products, perform services or otherwise engage in the conduct of the Business (such agreements, as supplemented below, are referred to collectively as the "Supply Agreements"). Transferor has provided a true and complete copy of all Supply Agreements to Acquiror. To the Knowledge of Transferor, all such Supply Agreements are in full force and effect and are valid and effective in accordance with their respective terms against Transferor, as the case may be, and against the other party thereto. To the Knowledge of Transferor, Transferor holds right, title and interest under the terms of each Supply Agreement free of all Liens. Transferor is not in default under any such Supply Agreement (or has caused an event which with notice or lapse of time, or both, would constitute a default), nor is the other party thereto in default (or has caused an event which with notice or lapse of time, or both, would constitute a default) under any such Supply Agreement.

                  (b) To the Knowledge of the Transferor, Transferor has not entered into any agreement under which Transferor is restricted from selling, licensing or otherwise distributing any products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                  (c) To the Knowledge of the Transferor, Transferor has not granted any third party the right to supply any products or services of the Business to any other third party. No agreement for supply of the products or services by Transferor obligates Transferor, and no agreement would obligate Acquiror after the Closing Date, to provide any change in specification of such products or services or to provide new products or services. No agreement pursuant to which Transferor has licensed the use of any products to any third party obligates Transferor to provide any change in specification in the performance of such products or to provide new products or services.

         4.14 RELATED-PARTY TRANSACTIONS. To the Knowledge of Transferor, no employee, officer, stockholder or director of Transferor or any member of his or her immediate family or any affiliate thereof is indebted to Transferor, nor is Transferor indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Knowledge of Transferor, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Transferor is affiliated or with which Transferor has a business relationship, or any firm or corporation that competes with Transferor, except that employees, officers, or directors of Transferor and members of their immediate families may own stock in publicly traded companies that may compete with Transferor. To the Knowledge of Transferor, no officer, director or stockholder or member of their immediate families or any affiliate thereof is directly or indirectly interested in any material contract with Transferor.

         4.15 WARRANTIES AND INDEMNITIES. To the Knowledge of Transferor, the Transferor has not given any warranties or indemnities, express or implied, relating to products sold or services rendered by Transferor and, to the Knowledge of Transferor, there are no warranty or indemnity claims currently pending against Transferor.

         4.16 REAL PROPERTY.

                  (a) To the Knowledge of Transferor, Schedule 2.1(a) sets forth a list of all real property currently owned or leased by Transferor and which relates to the Business and which Acquiror is acquiring hereunder, a description of the improvements located thereon and the principal activity conducted, and in the case of any leases, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. To the Knowledge of Transferor, all such leases are in full force and effect. To the Knowledge of Transferor, all such leases are valid and effective in accordance with their respective terms against Transferor and the other party thereto. To the Knowledge of Transferor, Transferor has delivered to Acquiror a true, correct and complete copy of each lease identified on Schedule 2.1(a). The premises or property described in said leases are presently occupied or used by Transferor as lessee under the terms of said leases. To the Knowledge of Transferor, Transferor is the legal and equitable owner and holder of the leasehold interest in each such lease. To the Knowledge of Transferor, Transferor has all right, title and interest of the lessee under the terms of said leases, free of all Liens. To the Knowledge of Transferor, Transferor is not materially in default under any such leases (and has not caused an event which with notice or lapse of time, or both, would constitute a default), and to the Transferor's Knowledge, the other party thereto is not in default (and has not caused an event which with notice or lapse of time, or both, would constitute a default) under any such leases.

                  (b) To the Knowledge of Transferor, any real property included in the Acquired Assets currently has access to public roads or valid easements providing access to public roads, water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Business.

                  (c) To the Knowledge of Transferor, none of the material structures on any real property included in the Acquired Assets encroaches upon the real property of another Person, and to the Knowledge of Transferor no structure of any other Person encroaches upon any real property included in the Acquired Assets.

                  (d) To the Knowledge of Transferor, no violation of any law, regulation or ordinance, including without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the Business or any Acquired Asset currently exists or has existed at any time. There are no developments affecting any of the Acquired Assets pending or, to the Knowledge of Transferor, threatened which might materially detract from the value of such Acquired Assets, materially interfere with any present or intended use of any such Acquired Assets or have a Material Adverse Effect on the marketability of the Acquired Assets.

         4.17 INVENTORIES. To the Knowledge of Transferor, all of the Inventories are and will be items of a quality usable or salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the December 31, 2000 Balance Sheet. The value at which the Inventories are carried on the December 31, 2000 Balance Sheet reflects an inventory valuation policy of Transferor which is in accordance with GAAP, consistently applied. Schedule 4.17 contains a detailed list, which is complete in all material respects, of Transferor's Inventories as of March

28, 2001. To the Knowledge of Transferor, Transferor has no commitments to sell or plans to commit to the sale of such Inventories or the purchase of additional Inventories other than in the ordinary course of business.

         4.18 ACCOUNTS RECEIVABLE. To the Knowledge of Transferor, all accounts receivable, notes receivable and other receivables included in the Acquired Assets are valid obligations arising from sales, actually made or services actually performed. To the Knowledge of the Transferor, all accounts, notes receivable, and other receivables arising out of or relating to the Business on December 31, 2000 have been included in the December 31, 2000 Balance Sheet. A list of accounts receivable as of April 12, 2001 is attached hereto as Schedule 4.18.

         4.19 LICENSES AND PERMITS. To the Knowledge of Transferor, Transferor holds all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the Business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of the products of the Business (at their current level of development and use) and certification of the facilities of the Business. To the Knowledge of Transferor, the Business is in compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the products manufactured by the Business or otherwise related to the Business and Transferor has no reason to believe that any consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate the Business are invalid or have been or are being suspended, canceled, revoked or questioned. To the Knowledge of Transferor, there is no investigation or inquiry to which Transferor is a party or, to Transferor's Knowledge, pending or threatened, relating to the Business and its compliance with applicable federal, state, local or foreign laws, ordinances, governmental rules or regulations. To the Knowledge of Transferor, each such consent, approval, registration, certification, authorization, permit or license is transferable and shall be transferred to Acquiror in accordance with the terms of this Agreement.

         4.20 EMPLOYEES.

                  (a) Schedule 4.20 sets forth the names, compensation levels and job titles of all of the employees of Transferor. Except as set forth in
Schedule 4.20, all employees, consultants, officers, directors and shareholders of Transferor that have had access to the Acquired Assets are parties to a written agreement (a "Confidentiality Agreement"), under which each such person or entity (i) is obligated to disclose and transfer to Transferor, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Transferor, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Transferor may be concerned, or relate to or are connected with the Business, products or projects of Transferor, or involve the use of the time, material or facilities of Transferor, and (ii) is obligated to maintain the confidentiality of proprietary information of Transferor. To the Knowledge of Transferor, none of Transferor's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Transferor with regard to the Business or the Acquired Assets or that would conflict with the Business or the Acquired Assets. To the Knowledge of Transferor, neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. To the Knowledge of Transferor, it is currently not necessary nor will it be necessary for Transferor to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Transferor, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Transferor, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the Transferor's Knowledge, none of Transferor's employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to the Acquired Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Acquired Assets by such previous employer which has resulted in Transferor's access to or use of such proprietary items included in the Acquired Assets, and Transferor will not gain access to or make use of any such proprietary items in the Business.

                  (b) To the Knowledge of Transferor, except for the Confidentiality Agreements or as otherwise set forth on Schedule 4.20, there are no written contracts of employment between Transferor and any employee.

                  (c) Transferor is not a party to a collective bargaining agreement with any trade union, Transferor's employees are not members of a trade union certified as a bargaining agent with Transferor, no proceedings to implement any such collective bargaining agreement or certifications are pending and Transferor knows of no effort to organize any such employee as a part of any collective bargaining unit. There is no strike or other labor dispute involving Transferor pending, or to the best of Transferor's Knowledge, threatened, nor is Transferor aware of any labor organization activity involving its employees.

         4.21 EMPLOYEE BENEFIT AND COMPENSATION PLANS. To the Knowledge of Transferor, Acquiror will incur no liability with respect to, or on account of, and Transferor will retain any liability for, and on account of, any employee benefit plan of Transferor, any of its Affiliates or any predecessor employer of any employee, including, but not limited to, liabilities Transferor may have to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement), share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified," and whether or not subject to ERISA (collectively "Employee Benefit Plans") or to any employee as a result of termination of employment by Transferor as contemplated by this Agreement. Except as set forth in Schedule 4.21, neither Transferor, nor any of its Affiliates, has, with respect to any employee or former employee, maintained or contributed to, or been obligated or required to contribute to, any Employee Benefit Plan. To the Knowledge of Transferor, none of the

Employee Benefit Plans is a "pension plan" within the meaning of Section 3(2) of ERISA. All Employee Benefit Plans have been administered in material compliance with their terms and all applicable laws (including, but not limited to ERISA, the Code and state and federal securities laws). Except as may be required pursuant to Section 601 of ERISA, none of the Employee Benefit Plans provides for payment of medical or life insurance benefits to employees or beneficiaries after their termination of employment.

         4.22 TAXES. To the Knowledge of Transferor, all Taxes have been or will be paid by Transferor for all periods (or portions thereof) prior to and including the Closing Date. To the Knowledge of Transferor, Transferor and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. To the Knowledge of Transferor, there are no liens for Taxes on any of the Acquired Assets. To the Knowledge of Transferor, Transferor has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the Business. Transferor is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. To the Knowledge of Transferor, there are no pending or, to Transferor's Knowledge, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. To the Knowledge of Transferor, no agreement or arrangement regarding compensation of any employee providing services to the Business provides for any payments which could result in a nondeductible expense to the Acquiror pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

         4.23 COMPLIANCE WITH LAW. To the Knowledge of Transferor, the operation of the Business has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

         4.24 ENVIRONMENTAL MATTERS. This is the exclusive provision containing representations and warranties of Transferor relating to environmental matters.

                  (a) DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

                        (i) "ENVIRONMENTAL CONDITIONS" shall mean any environmental contamination or pollution or threatened contamination or pollution of, or the Release or threatened Release of Hazardous Materials into, the surface water, groundwater, surface soil, subsurface soil, air and land, which is in violation of applicable Environmental Laws.

                        (ii) "ENVIRONMENTAL LAWS" shall mean all federal, regional, state, county or local laws, statutes, ordinances, rules, regulations, codes, orders, decrees, directives and judgments directly applicable to the Acquired Assets (when such term ins used in this Section 4.24) or the Acquiror's assets (when used in Section 5.18 hereof) relating to public health or safety, pollution, damage to or protection of the environment, Environmental Conditions or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, whether existing in the past or present.

Environmental Laws shall include, but are not limited to, the following laws, and the regulations promulgated thereunder, as the same may be amended from time to time: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"); the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) ("RCRA"); the Clean Air Act (42 U.S.C. 7401 et seq.); the Clean Water Act (33 U.S.C. 1251 et seq.); and state environmental laws.

                        (iii) "ENVIRONMENTAL PERMITS" shall mean all permits, authorizations, registrations, certificates, licenses, approvals or consents required under, or issued by any Governmental Entity pursuant to, Environmental Laws.

                        (iv) "FORMER FACILITIES" shall mean any plants, offices, land, manufacturing or other facilities formerly owned, operated, leased, managed, used, controlled or occupied by Transferor in connection with the Business.

                        (v) "HAZARDOUS MATERIALS" shall mean any toxic or hazardous substance, material or waste and any pollutant or contaminant, or infectious or radioactive substance or material, or any substances, materials and wastes defined or regulated under any applicable Environmental Laws, including without limitation, petroleum, polychlorinated byphenyls and urea formaldehyde.

                        (vi) "RELEASE" shall mean any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping.

                  (b) Transferor represents and warrants:

                        (i) PERMITS. To Transferor's Knowledge, Transferor possesses all material Environmental Permits necessary in order to conduct the Business as it is now being conducted. Each such Environmental Permit issued to Transferor is, to Transferor's Knowledge, in full force and effect. To Transferor's Knowledge, Transferor is in material compliance with all requirements, terms and provisions of the Environmental Permits issued to Transferor and relating to the Business, and has filed on a timely basis (and updated as required) all reports, notices, applications or other documents required to be filed pursuant to the Environmental Permits. Schedule 4.24 lists all of the Environmental Permits relating to the Business which have been issued to or are held by Transferor which by their terms will expire on or before the Closing Date or within sixty (60) days thereafter. Transferor shall take all commercially reasonable actions to have such Environmental Permits renewed or reissued to Transferor prior to the Closing Date so as to allow Acquiror to continue the Business without interruption after the Closing Date.

                        (ii) COMPLIANCE WITH ENVIRONMENTAL LAWS. To the Transferor's Knowledge, the Business is, and at all times has been, in material compliance with all Environmental Permits and Environmental Laws applicable to the Business.

                        (iii) REPORTS, DISCLOSURES AND NOTIFICATIONS. To the Transferor's Knowledge, Transferor has filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under

Environmental Laws applicable to the Business, including without limitation, Title III of the Superfund Amendments and Reauthorization Act, 42 U.S.C.
Section 11001 et seq.

                        (iv) NOTICES. To the Transferor's Knowledge, Transferor has not received any written notice that remains outstanding or unresolved asserting that any of the Acquired Assets or Former Facilities: (i) is in violation of the requirements of any Environmental Permit or Environmental Laws;
(ii) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environment Laws; or (iii) has actual or potential liability under any Environmental Laws, including without limitation CERCLA, RCRA, or any comparable state or local Environmental Laws.

                        (v) LIENS AND ENCUMBRANCE. No federal, state, local or municipal governmental agency or authority has obtained or asserted an encumbrance or lien upon the Acquired Assets or, to the Knowledge of Transferor, on any of the Former Facilities as a result of any Release, use or cleanup of any Hazardous Material for which Transferor allegedly is legally responsible.

                        (vi) STORAGE TRANSPORT OR DISPOSAL OF HAZARDOUS
MATERIALS.

                  (A) There is not now nor has there ever been during Transferor's tenure at any of the facilities or Former Facilities included in the Acquired Assets any areas or vessels used or intended for the treatment, storage or disposal of Hazardous Materials, including, but not limited to, drum storage areas, surface impoundments, incinerators, landfills, tanks, lagoons, ponds, waste piles or deep well injunction systems, except those which, to Transferor's Knowledge were used or maintained by Transferor in material compliance with applicable Environmental Laws.

                  (B) To the Transferor's Knowledge, Transferor, in connection with the Business, has not transported for, or arranged for the transportation of, storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal of any Hazardous Material at or to any location including, without limitation, any location used for the treatment, storage or disposal of Hazardous Materials.

         4.25 MATERIAL CONTRACTS.

                  (a) To the Knowledge of Transferor, Schedule 4.25 contains a list of all Contracts which are material to the Business ("Material Contracts"). "Material Contracts" shall include, without limitation, the following and shall be categorized in the Transferor Disclosure Schedule as follows:

                        (i) each Contract (other than routine purchase orders given and pricing quotes received in the ordinary course of the Business and covering a period of less than one year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Business under the terms of which Transferor, on behalf of the Business: (A) paid or otherwise gave consideration of more than $50,000 in the aggregate during the fiscal year ended December 31, 2000, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the fiscal year ending December 31,

2001, (C) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract or (D) cannot be canceled without penalty or further payment of less than $50,000;

                        (ii) each customer contract and agreement of the Business (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) which (A) involved consideration of more than $50,000 in the aggregate during the fiscal year ended December 31, 2000, (B) is likely to involve consideration of more than $50,000 in the aggregate during the fiscal year ending December 31, 2001,
(C) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract or (D) cannot be canceled without penalty or further payment of less than $50,000;

                        (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements of the Business (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements of the Business which: (1) involved consideration of more than $50,000 in the aggregate during the fiscal year ended December 31, 2000 or (2) are likely to involve consideration of more than $50,000 in the aggregate during the fiscal year ending December 31, 2001 or (3) are likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract;

                        (iv) all management contracts with independent contractors or consultants (or similar arrangements) of the Business and which
(A) involved consideration of more than $50,000 in the aggregate during the fiscal year ended December 31, 2000, (B) are likely to involve consideration of more than $50,000 in the aggregate during the fiscal year ending December 31, 2001, or (C) are likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract;

                        (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Business has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Business has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                        (vi) all contracts and agreements that limit the ability of any Person related to the Business, or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                        (vii) all Contracts pursuant to which the Business has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                        (viii) all other Contracts (A) which are material to the Business or (B) the absence of which would have a Material Adverse Effect on the Business.

                  (b) To the Knowledge of Transferor, each Material Contract is a legal, valid and binding agreement, and, to the Knowledge of Transferor, none of the Material Contracts is in default by its terms or has been canceled by the other party; to the Knowledge of Transferor, Transferor is not in receipt of any claim of default under any such agreement; and Transferor does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the transactions contemplated hereby. Transferor has furnished Acquiror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

         4.26 PRODUCTS. To the Knowledge of Transferor, each of the products and services produced, sold or provided by Transferor in connection with the Business is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with the sale of such product or service. To the Knowledge of Transferor, there is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use.

         4.27 PRODUCT LIABILITY. To the Knowledge of Transferor, there are no claims, actions, suits, inquiries, proceedings or investigations pending by or against Transferor, relating to any products of the Business and containing allegations that such products are defective or were improperly designed or manufactured or improperly labeled or otherwise improperly described for use.

         4.28 LITIGATION; OTHER CLAIMS.

                  (a) To the Knowledge of Transferor, there are no claims, actions, suits, inquiries, proceedings, or investigations against Transferor, or any of its officers, directors or shareholders, relating to the Business, the Acquired Assets or Transferor's employees which are currently pending or threatened, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor to the Knowledge of Transferor is there any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and no Governmental Entity has at any time challenged or questioned the legal right of Transferor to manufacture, offer or sell any of its products or services in the present manner or style thereof.

                  (b) To the Knowledge of Transferor, there are no grievance or arbitration proceedings pending or threatened, and there are no actual or threatened strikes or work stoppages with respect to the Business, the Acquired Assets or Transferor's employees, nor to the Knowledge of Transferor is there any basis for such proceedings or events.

         4.29 DEFAULTS. To the Knowledge of Transferor, Transferor is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity. To the Knowledge of Transferor, there does not exist any default by Transferor or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Transferor as part of the operations of the Business which could reasonably be expected to have a Material and Adverse Effect on the Business or the Acquired Assets, and no notices of breach thereof have been received by Transferor.

         4.30 SCHEDULES. To the Knowledge of Transferor, the schedules describing the Acquired Assets are complete and accurate and describe the assets in the possession of, or used by Transferor in connection, with the Business. To the Knowledge of Transferor, the property listed in such Schedules constitutes all of the tangible and intangible property necessary for the conduct by Transferor of the Business.

         4.31 MANUFACTURING AND MARKETING RIGHTS. To the Knowledge of Transferor, Transferor has not granted rights to manufacture, produce, assemble, license, market or sell its products to any other person and is not bound by any agreement that affects Transferor's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

         4.32 FULL DISCLOSURE. To the Knowledge of Transferor, there are no facts pertaining to the Acquired Assets which have a Material Adverse Effect on the Business. To the Knowledge of Transferor, neither this Agreement nor any other agreement, exhibit, schedule or officer's certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such document misleading.

         4.33 BROKERS AND FINDERS. Neither Transferor nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

         4.34 FAIR CONSIDERATION; NO FRAUDULENT CONVEYANCE. The transfer of the Acquired Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Transferor is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Acquired Assets pursuant to the terms of this Agreement. Transferor is not entering into the Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Transferor to any of the Acquired Assets after Closing.

         4.35 INSURANCE. The Transferor Disclosure Schedule lists all insurance policies and fidelity bonds covering the Acquired Assets. There is no claim by Transferor pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Transferor is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no threatened termination of, or material premium increase with respect to, any of such policies.

         4.36 ECOM REPORT. All performance data set forth in Transferor's ECOM report dated November 17, 2000 is accurate and complete, subject to the qualifications and limitations set forth therein.

         4.37 FIELD TEST UNITS. Schedule 4.37 contains a list of the number of Transferor's field test units, their current locations and the date of delivery to such sites. Transferor hereby confirms that it has no material obligations with respect to such field test units.

         4.38 PURCHASE ENTIRELY FOR OWN ACCOUNT. Transferor hereby confirms, that the shares of Common Stock to be received by Transferor (the "Securities") will be acquired for investment for Transferor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Transferor has no present intention of selling, granting any participation in, or otherwise distributing the same, except that Transferor intends to transfer the Securities to a Liquidating Trust for the benefit of its shareholders, which in turn is expected to transfer the Securities to its beneficiaries each in accordance with the terms of Section 6.8 hereof. By executing this Agreement, Transferor further represents that Transferor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

         4.39 DISCLOSURE OF INFORMATION. Subject to the truth, accuracy and completeness of the representations made by Acquiror in Section 5 of this Agreement, including the Acquiror Disclosure Schedule, Transferor believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the shares of Common Stock being issued hereunder. Transferor further represents that it has had an opportunity to ask questions and receive answers from Acquiror regarding the terms and conditions of the offering of the Common Stock and the business, properties, prospects and financial condition of Acquiror. The foregoing, however, does not limit or modify the representations and warranties of Acquiror in Section 5 of this Agreement or the right of Transferor to rely thereon.

         4.40 INVESTMENT EXPERIENCE. Transferor has not been organized for the purpose of acquiring the shares of Common Stock being issued hereunder.

         4.41 RESTRICTED SECURITIES. Transferor understands that the Securities it is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Acquiror in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, Transferor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

         4.42 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, Transferor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of Acquiror to be bound by this
Section 4.42 provided and to the extent this Section 4.42 is then applicable, and:

                  (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                  (b) (i) Transferor shall have notified Acquiror of the proposed disposition and shall have furnished Acquiror with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by Acquiror, Transferor shall have furnished Acquiror with an opinion of counsel, reasonably satisfactory to Acquiror, that such disposition will not require registration of such shares under the Act. It is agreed that Acquiror will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                  (c) Notwithstanding the provisions of subsection 4.42(a) and subsection 4.42(b) above, no such registration statement or opinion of counsel shall be necessary for (i) a transfer by Transferor to any Transferor Affiliate, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he, she or it were an original party hereto. For purposes of this Agreement, "Transferor Affiliate" shall mean any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with Transferor. The term "control" as used in the preceding sentence (including the terms "controlling," "controlled by" and "under common control with") means the direct or indirect possession of the power (a) to vote 20% or more of the outstanding voting securities or voting interest in such entity or (b) otherwise to direct the management or investment policies of such entities, by contract or otherwise.

         4.43 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

                  (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Acquiror that such registration is not required or unless sold pursuant to Rule 144 of such Act."

                  (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

5. REPRESENTATIONS AND WARRANTIES OF ACQUIROR.

         Each representation and warranty of the Acquiror is qualified by any exception or disclosure set forth in the Acquiror Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. Acquiror represents and warrants to Transferor as follows:

         5.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary permits, authorizations, consents and approvals of all Government Entities to own, lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted, except where failure to have such would not have a Material Adverse Effect, to execute, deliver and perform this Agreement and each other agreement contemplated hereby to which Acquiror is a party, and to issue and sell the shares of Common Stock being issued hereunder. Acquiror is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect. Acquiror has made available to Transferor true and complete copies of the organization and governance documents of Acquiror, as currently in effect.

         5.2 CAPITALIZATION AND VOTING RIGHTS. As of April 16, 2001, the authorized capital of Acquiror consists of:

                  (a) Preferred Stock. 45,400,000 shares of Preferred Stock, par value $0.0001 (the "Preferred Stock"), of which 3,500,000 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock"), of which 2,525,055 are issued and outstanding and up to 672,964 of which will be issued upon the exercise of outstanding warrants for the Series A Preferred Stock; and 15,000,000 shares have been designated Series B Preferred Stock (the "Series B Preferred Stock"), of which 9,727,161 are issued and outstanding and up to 5,249,157 of which will be issued upon the exercise of warrants for the Series B Preferred Stock; and 10,900,000 shares have been designated Series C Preferred Stock (the "Series C Preferred Stock"), of which 6,400,000 are issued and outstanding and up to 4,500,000 of which will be issued upon the exercise of warrants for the Series C Preferred Stock; and 14,000,000 shares have been designated Series D Preferred Stock (the "Series D Preferred Stock"), of which up to 6,300,000 are issuable upon conversion of certain Bridge Loan Agreements, dated February 20, 2001 between Acquiror and the lenders named therein (the "Bridge Loan Agreements") and up to 7,700,000 of which will be issued upon the exercise of warrants for the Series D Preferred Stock; and 2,000,000 of which are undesignated.

                  (b) Common Stock. 75,000,000 shares of common stock, par value $0.0001 ("Common Stock"), of which 10,725,731 shares are issued and outstanding.

                  (c) The outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Act"), and any relevant state securities laws, or pursuant to valid exemptions therefrom.

                  Except for (A) the conversion privileges of the Series A Preferred Stock, (B) the conversion privileges of the Series B Preferred Stock,
(C) the conversion privileges of the Series C Preferred Stock, (D) the conversion privileges of the Series D Preferred Stock issuable under the Bridge Loan Agreements, (E) the rights provided in Section 2.4 of the Investors' Rights Agreement, (F) currently outstanding options to purchase 200,000 shares of Common Stock granted to employees, (G) currently outstanding options to purchase 1,678,344 shares of Common Stock granted to employees and other service providers pursuant to Acquiror's 1998 Stock Option Plan (the "Option Plan"), (H) currently outstanding warrants to purchase 672,964 shares of Series A Preferred Stock, (I) currently outstanding warrants to purchase 5,249,157 shares of Series B Preferred Stock, (J) currently outstanding warrants to purchase 4,500,000 shares of Series C Preferred Stock, (K) currently outstanding warrants to purchase 7,700,000 shares of Series D Preferred Stock, and (L) currently outstanding warrants to purchase 208,776 shares of Common Stock granted to DG Smith & Co., there are not outstanding any options, warrants, rights (including conversion or preemptive rights), agreements for the purchase or acquisition from Acquiror of any shares of its capital stock or other contracts or other rights, including preemptive or similar rights, to purchase or otherwise acquire, or sell or otherwise transfer, or otherwise relating to, any issued or unissued securities of Acquiror pursuant to any provision of law, the Acquiror's organizational documents, any contract to which Acquiror is a party or otherwise. Acquiror is not a party to, and to the best knowledge of Acquiror, there is not, any contract (other than the Investors' Rights Agreement and as provided in this Section 5.2) or encumbrance (including a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders' agreement, whether or not Acquiror is a party thereto) with respect to the purchase, sale or voting of any equity interests in Acquiror (whether outstanding or issuable upon conversion or exercise of outstanding securities). In addition to the aforementioned options, Acquiror has reserved an additional 586,135 shares of its Common Stock for purchase upon the exercise of options to be granted in the future under the Option Plan. Acquiror is not a party or subject to any agreement or understanding, and, to the best of Acquiror's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror.

         5.3 SUBSIDIARIES. Acquiror does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. Acquiror is not a participant in any joint venture, partnership or similar arrangement.

         5.4 AUTHORITY The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Acquiror, the performance by Acquiror of its obligations hereunder and thereunder, and the consummation by Acquiror of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Acquiror, and no other act or proceeding on the part of or on behalf of Acquiror or its shareholders, other than the consent of the shareholders to this Agreement and the transactions contemplated hereby, is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Acquiror of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Acquiror have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Acquiror pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Acquiror pursuant to the provisions hereof and thereof.

         5.5 EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Acquiror and constitutes, and the other agreements and instruments to be executed and delivered by Acquiror pursuant hereto, upon their execution and delivery by Acquiror, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Transferor), legal, valid and binding agreements of Acquiror, enforceable against Acquiror in accordance with their respective terms.

         5.6 VALID ISSUANCE OF COMMON STOCK. The shares of Common Stock that are being issued by Acquiror hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

         5.7 GOVERNMENTAL CONSENTS. To the knowledge of Acquiror, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Acquiror is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Restated Certificate with the Secretary of State of Delaware,
(ii) any filing required pursuant to the Fairness Hearing (as defined in Section 8.7) held by the California Department of Corporations or (iii) such other post-closing filings as may be required in any state or by the SEC.

         5.8 NO UNDISCLOSED LIABILITIES; SOLVENCY. To the knowledge of Acquiror, Acquiror does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $75,000 individually or in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required by GAAP to be reflected in the Acquiror Financial Statements which (i) has not been reflected in the December 31, 2000 Balance Sheet, or (ii) has not arisen in the ordinary course of the Acquiror's business since December 31, 2000. Acquiror is able to pay its obligations when due, is otherwise financially solvent, and is not the subject of any bankruptcy, trusteeship or any other proceeding seeking reorganization of its debts.

         5.9 NO VIOLATION

         To the knowledge of Acquiror, neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Acquiror, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Acquiror is a party or by which Acquiror may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Acquiror or by which any properties or assets of Acquiror may be bound, except where such violation would not have a Material Adverse Effect on Acquiror's business or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Acquiror from any Governmental Entity. No "bulk sales" legislation applies to the transactions contemplated by this Agreement.

         5.10 CONSENTS. To the knowledge of Acquiror, Schedule 5.10 sets forth each agreement, contract or other instrument binding upon Acquiror requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each a "Required Consent").

         5.11 OFFERING. Subject in part to the truth and accuracy of Transferor's representations set forth in Sections 4.40 through 4.44 of this Agreement, the offer, sale and issuance of the shares of Common Stock as contemplated by this Agreement are exempt from the registration requirements of any applicable state or federal securities laws, and neither Acquiror nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

         5.12 LITIGATION.

                  (a) To the knowledge of Acquiror, there is no action, suit, proceeding or investigation pending or, to Acquiror's knowledge, threatened against Acquiror that questions the validity of this Agreement or the right of Acquiror to enter into such agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect on Acquiror or result in any change in the current equity ownership of Acquiror. To the knowledge of Acquiror, the foregoing includes, without limitation, actions, suits, proceedings or investigations, pending or threatened, involving the prior employment of any of Acquiror's employees, their use in connection with Acquiror's business of any information or techniques allegedly proprietary to them or to any of their former employers, or their obligations under any agreements with prior employers. To the knowledge of Acquiror, Acquiror is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. To the knowledge of Acquiror, no Governmental Entity has at any time challenged or questioned the legal right of Acquiror to manufacture, offer or sell any of its products or services in the present manner or style thereof. To the knowledge of Acquiror, there is no action, suit, proceeding or investigation by Acquiror currently pending or that Acquiror intends to initiate.

                  (b) To Acquiror's knowledge, there are no grievance or arbitration proceedings pending or threatened, and there are no actual or threatened strikes or work stoppages with respect to Acquiror's business or its employees, nor is Acquiror aware of any basis for such proceedings or events.

         5.13 PROPRIETARY INFORMATION AGREEMENTS. Each employee, officer and consultant of Acquiror has executed a Proprietary Information and Inventions Agreement in substantially the form provided to special counsel to Transferor. Acquiror is not aware that any of its employees, officers or consultants are in violation thereof, and Acquiror will use its diligent efforts to prevent any such violation.

         5.14 PATENTS AND TRADEMARKS.

                  (a) To the best of its knowledge with respect to patents, trademarks, service marks and trade names only (but without having conducted any special investigation or patent or trademark search), Acquiror has sufficient title and ownership of or licenses to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes ("Acquiror Intellectual Property") necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of, the rights of others. The Acquiror Disclosure Schedule contains a complete list of patents and pending patent applications of Acquiror. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Acquiror bound by, or a party to, any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. Acquiror has not received any communications alleging that Acquiror has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Acquiror is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Acquiror or that would conflict with Acquiror's business as now conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Acquiror's business by the employees of Acquiror, nor the conduct of Acquiror's business as proposed, will, to the best of Acquiror's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

                  (b) Notwithstanding any limitation set forth in paragraph (a) above, Acquiror represents and warrants that with respect to any patent of Acquiror relating to an invention or co-invention of Robert Dibble, Acquiror has title and ownership of such patent without any conflict with, or infringement of, the rights of others. After due inquiry of Mr. Dibble, Acquiror is not aware that Mr. Dibble is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his best efforts to promote the interests of Acquiror or that would conflict with Acquiror's business as now conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Acquiror's business by the employees of Acquiror, nor the conduct of Acquiror's business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Mr. Dibble is now obligated.

                  (c) To the knowledge of Acquiror, neither the development, manufacture, marketing, license, sale or use of any product or intellectual property currently licensed, used or sold by Acquiror or currently under development violates or will violate any license or agreement to which Acquiror is a party or infringes or will infringe any copyright, patent, trademark, service mark, trade secret or other intellectual property or other proprietary right of any other party. To the knowledge of Acquiror, all registered trademarks, service marks, patents and copyrights held by Acquiror are valid and subsisting. To the knowledge of Acquiror, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Acquiror's assets (including without limitation the Acquiror Intellectual Property) necessary or required for, or used in, the conduct of the business of Acquiror as presently conducted nor is there any basis for any such claim, nor has Acquiror received any notice asserting that any such asset (including without limitation the Acquiror

Intellectual Property) or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion. To the knowledge of the Acquiror, there is no material unauthorized use, infringement or misappropriation on the part of any third party of the Acquiror's assets (including without limitation the Acquiror Intellectual Property).

                  (d) To the knowledge of Acquiror, Acquiror has taken reasonable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to Acquiror with access to or knowledge of the Acquiror's assets (including without limitation the Acquiror Intellectual Property) to maintain the secrecy and confidentiality of, and its proprietary rights in, the Acquiror's assets (including without limitation the Acquiror Intellectual Property) necessary or required for, or used in, the conduct of the business of Acquiror as presently conducted. To the knowledge of Acquiror, the Acquiror Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to federal, state, local and foreign laws by Acquiror to perfect or protect its interest in its assets, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright or mask work registrations.

                  (e) To the knowledge of Acquiror, all fees to maintain Acquiror's rights in the Acquiror Intellectual Property, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Acquiror Intellectual Property due and payable on or before the Closing Date, have been paid by Acquiror or will be paid by Acquiror within a reasonable period after the Closing.

         5.15 AGREEMENTS; ACTION.

                  (a) Except for agreements explicitly contemplated hereby, to the knowledge of Acquiror, there are no agreements, understandings or proposed transactions between Acquiror and any of its officers, directors, affiliates, or any affiliate thereof.

                  (b) To the knowledge of Acquiror, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Acquiror is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to Acquiror in excess of, $50,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Acquiror (other than the license of Acquiror's software and products in the ordinary course of business), or (iii) provisions restricting or affecting the development, manufacture or distribution of Acquiror's products or services.

                  (c) To the knowledge of Acquiror, Acquiror has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $175,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or
(iv) sold, exchanged or otherwise
disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                  (d) For the purposes of subsection 5.15(b) and subsection 5.15(c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Acquiror has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

                  (e) To the knowledge of Acquiror, Acquiror is not a party to, or is not bound by, any contract, agreement or instrument, or subject to any restriction under its Restated Certificate or Bylaws that adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

                  (f) To the knowledge of Acquiror, Acquiror has not entered into any contracts that limit the ability of Acquiror, or any Person related to Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client.

                  (g) To the knowledge of Acquiror, Acquiror has not entered into any contracts pursuant to which Acquiror has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or deal.

                  (h) Except as contemplated by this Agreement, Acquiror has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of Acquiror with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of Acquiror or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Acquiror is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of Acquiror.

         5.16 RELATED-PARTY TRANSACTIONS. To the knowledge of Acquiror, no employee, officer, stockholder or director of Acquiror or any member of his or her immediate family or any affiliate thereof is indebted to Acquiror, nor is Acquiror indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of Acquiror's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Acquiror is affiliated or with which Acquiror has a business relationship, or any firm or corporation that competes with Acquiror, except that employees, officers, or directors of Acquiror and members of their immediate families may own stock in publicly traded companies that may compete with Acquiror. To the knowledge of Acquiror, no officer, director or stockholder or member of their immediate families or any affiliate thereof is directly or indirectly interested in any material contract with Acquiror.

         5.17 LICENSES AND PERMITS. To the knowledge of Acquiror, Acquiror holds all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to its business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of the products of its business (at their current level of development and use) and certification of the facilities of its business. To the knowledge of Acquiror, Acquiror is in compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the products manufactured by Acquiror or otherwise related to Acquiror and Acquiror has no reason to believe that any consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate its business are invalid or have been or are being suspended, canceled, revoked or questioned. To the knowledge of Acquiror, there is no investigation or inquiry to which Acquiror is a party or, to Acquiror's knowledge, pending or threatened, relating to its business and its compliance with applicable foreign, state, local or foreign laws, ordinances, governmental rules or regulations.

         5.18 ENVIRONMENTAL MATTERS. This is the exclusive provision containing representations and warranties of Acquiror relating to environmental matters. Acquiror represents and warrants:

                        (i) PERMITS. To Acquiror's knowledge, Acquiror possesses all materials Environmental Permits necessary in order to conduct its business as it is now being conducted. Each such Environmental Permit issued to Acquiror is, to Acquiror's knowledge, in full force and effect. To Acquiror's knowledge, Acquiror is in material compliance with all requirements, terms and provisions of the Environmental Permits issued to Acquiror and relating to its business, and has filed on a timely basis (and updated as required) all reports, notices, applications or other documents required to be filed pursuant to the Environmental Permits. Schedule 5.18 lists all of the Environmental Permits relating to Acquiror's business which have been issued to or are held by Acquiror which by their terms will expire on or before the Closing Date or within sixty (60) days thereafter.

                        (ii) COMPLIANCE WITH ENVIRONMENTAL LAWS. To the Acquiror's knowledge, its business is, and at all times has been, in material compliance with all Environmental Permits and Environmental Laws applicable to its business.

                        (iii) REPORTS, DISCLOSURES AND NOTIFICATIONS. To the Acquiror's knowledge, Acquiror has filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws applicable to its business, including without limitation, Title III of the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11001 et seq.

                        (iv) NOTICES. To the Acquiror's knowledge, Acquiror has not received any written notice that remains outstanding or unresolved asserting that any of its assets or facilities, including its formerly owned or operating properties: (i) is in violation of the requirements of any Environmental Permit or Environmental Laws; (ii) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environment Laws; or (iii) has actual or potential liability under any Environmental Laws, including without limitation CERCLA, RCRA, or any comparable state or local Environmental Laws.

                        (v) LIENS AND ENCUMBRANCE. No federal, state, local or municipal governmental agency or authority has obtained or asserted an encumbrance or lien upon Acquiror's assets or, to the knowledge of Acquiror, on any of its facilities as a result of any Release, use or cleanup of any Hazardous Material for which Acquiror allegedly is legally responsible.

                        (vi) STORAGE TRANSPORT OR DISPOSAL OF HAZARDOUS
MATERIALS.

                            (A) There is not now nor has there ever been during
Acquiror's tenure at any of the facilities or former owned or leased facilities any areas or vessels used or intended for the treatment, storage or disposal of Hazardous Materials, including, but not limited to, drum storage areas, surface impoundments, incinerators, landfills, tanks, lagoons, ponds, waste piles or deep well injunction systems, except those which, to Acquiror's knowledge were used or maintained by Acquiror in material compliance with applicable Environmental Laws.

                            (B) To Acquiror's knowledge, Acquiror, in connection
with its business, has not transported for, or arranged for the transportation of, storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal of any Hazardous Material at or to any location including, without limitation, any location used for the treatment, storage or disposal of Hazardous Materials.

         5.19 MANUFACTURING AND MARKETING RIGHTS. To Acquiror's knowledge, Acquiror has not granted rights to manufacture, produce, assemble, license, market or sell its products to any other person and is not bound by any agreement that affects Acquiror's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

         5.20 FULL DISCLOSURE. To the knowledge of Acquiror, there are no facts pertaining to its assets or business which have a Material Adverse Effect on Acquiror. Acquiror has fully provided Transferor with all the information that Transferor has requested for deciding whether to purchase the shares of Common Stock being sold hereunder. Neither this Agreement nor any other agreement, exhibit, schedule or officer's certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such document misleading.

         5.21 REGISTRATION RIGHTS. Except as provided in the Investors' Rights Agreement, Acquiror has not granted or agreed to grant any securities registration rights, including piggyback rights, to any person or entity.

         5.22 CORPORATE DOCUMENTS. The Restated Certificate and the Bylaws of Acquiror are in the forms previously provided to counsel for Transferor.

         5.23 TITLE TO PROPERTY AND ASSETS. Acquiror owns its property and assets free and clear of all mortgages, liens, loans or encumbrances, except such encumbrances or liens that arise in the ordinary course of business and do not materially impair Acquiror's ownership or use of such property or assets. With respect to the property and assets it leases, Acquiror is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances. Acquiror holds good and marketable title, license to or leasehold interest in all of its assets. To the knowledge of Acquiror, no Person other than Acquiror has any right or interest in Acquiror's assets, including the right to grant interests in Acquiror's assets to third parties, except for assets licensed or leased from third parties which are set forth in the Acquiror's Disclosure Schedule and identified as such.

         5.24 ACQUIROR FINANCIAL STATEMENTS. Acquiror has delivered to Transferor its unaudited financial statements (balance sheet and statement of operations, statement of changes in stockholders' equity and statement of cash flows, including notes thereto) as of December 31, 2000 and for the year then ended (the "Acquiror Financial Statements"). The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the Acquiror Financial Statements may not contain all footnotes required by GAAP; provided that the failure to include footnotes does not result in the omission of any material information. To the knowledge of Acquiror, the Acquiror Financial Statements fairly present the financial condition and operating results of Acquiror as of the dates and for the periods indicated therein. Except as set forth in the Acquiror Financial Statements, Acquiror has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2000, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Acquiror Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Acquiror. Except as disclosed in the notes to the Acquiror Financial Statements, Acquiror is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. Acquiror maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

         5.25 ABSENCE OF CERTAIN CHANGES To the knowledge of Acquiror, since December 31, 2000 there has not been:

                  (a) any change in the assets, liabilities, financial condition or operating results of Acquiror from that reflected in the Acquiror Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

                  (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Acquiror (as such business is presently conducted and as it is proposed to be conducted);

                  (c) any waiver or compromise by Acquiror of a valuable right or of a material debt owed to it;

                  (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Acquiror, except in the ordinary course of business and that is not material to the assets, properties, financial condition, prospects, operating results or business of Acquiror (as such business is presently conducted and as it is proposed to be conducted);

                  (e) any material change or amendment to a material contract or arrangement by which Acquiror or any of its assets or properties is bound or subject;

                  (f) any material change in any compensation arrangement or agreement with any employee, officer or director;

                  (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                  (h) any resignation or termination of employment of any key officer of Acquiror; and Acquiror does not know of the impending resignation or termination of employment of any such officer;

                  (i) receipt of notice that there has been a loss of any major customer of Acquiror, or any material order cancellation by any customer of Acquiror;

                  (j) any mortgage, pledge, transfer of a security interest in, or lien, created by Acquiror, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                  (k) any loans or guarantees made by Acquiror to or for the benefit of its employees, stockholders, officers or directors, or any members of their immediate families or any affiliate thereof, other than travel advances and other expense advances made in the ordinary course of its business and in amounts consistent with past practice;

                  (l) any declaration, setting aside or payment or other distribution in respect of any of Acquiror's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by Acquiror;

                  (m) to the best of Acquiror's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, prospects, financial condition, operating results or business of Acquiror (as such business is presently conducted and as it is proposed to be conducted); or

                  (n) any agreement or commitment by Acquiror to do any of the things described in this Section 5.25.

         5.26 EMPLOYEE BENEFIT PLANS. Acquiror does not have any Employee Benefit Plans other than its 1998 Stock Option Plan. Schedule 5.26 sets forth a true and complete list to Acquiror's knowledge of all "employee benefit plans" within the meaning of Section 3(3) of ERISA, in which employees of the Acquiror participate (the "Employee Plans"). To Acquiror's knowledge, each Employee Plan is in substantial compliance with the Code and ERISA.

         5.27 TAXES. To the knowledge of Acquiror, all taxes have been or will be paid by Acquiror for all periods (or portions thereof) prior to and including the Closing Date. To the knowledge of Acquiror, Acquiror and any other person required to file returns or reports of taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. To the knowledge of Acquiror, there are no liens for taxes on any of its assets. Acquiror's returns and reports are true and correct in all material respects. Acquiror has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Acquiror Disclosure Schedule. To the knowledge of Acquiror, the provision for taxes of Acquiror as shown in the Acquiror Financial Statements is adequate for taxes due or accrued as of the date thereof. Acquiror has not elected pursuant to Section 1362(a) of the Code to be treated as an S corporation or made an election under Section 341(f) of the Code, nor, to the knowledge of Acquiror has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on Acquiror, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. To Acquiror's knowledge, Acquiror has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of Acquiror's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by federal or state governmental tax authorities. Since the date of the Acquiror Financial Statements, to Acquiror's knowledge, Acquiror has not incurred any taxes, assessments or federal or state governmental charges other than in the ordinary course of business and, to Acquiror's knowledge, Acquiror has made adequate provisions on its books of account for all taxes, assessments and federal or state governmental charges with respect to its business, properties and operations for such period. To Acquiror's knowledge, Acquiror has withheld or collected from each payment made to each of its employees and consultants, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper federal or state tax receiving officers or authorized depositories. Acquiror is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. To the knowledge of Acquiror, there are no pending or, to Acquiror's knowledge, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. To the knowledge of Acquiror, no agreement or arrangement regarding compensation of any employee providing services to it provides for any payments which could result in a nondeductible expense to Acquiror pursuant to
Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

         5.28 INSURANCE Acquiror has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Acquiror has in full force and effect products liability in amounts customary for similarly situated companies. Acquiror has in full force and effect Directors and Officers insurance. All premiums due and payable under all such policies have been paid and Acquiror is otherwise in material compliance with the terms of such policies. There is no threatened termination of, or material premium increase with respect to, any of such policies.

         5.29 MINUTE BOOKS. The minute books of Acquiror provided to Transferor contain a complete summary of all meetings of directors and stockholders and all actions taken by written consent without a meeting since the time of incorporation and reflect all actions referred to in such minutes accurately in all material respects.

         5.30 EMPLOYEES.

                  (a) Schedule 5.30 sets forth the names and job titles of all employees of Acquiror. All employees, consultants, officers, directors and shareholders of Acquiror that have had access to the Acquired Assets are parties to a written agreement (a "Confidentiality Agreement"), under which each such person or entity (i) is obligated to disclose and transfer to Acquiror, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Acquiror, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Acquiror may be concerned, or relate to or are connected with the business, products or projects of Acquiror, or involve the use of the time, material or facilities of Acquiror, and (ii) is obligated to maintain the confidentiality of proprietary information of Acquiror. To the knowledge of Acquiror, none of Acquiror's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Acquiror with regard to its business or assets or that would conflict with its business or assets. To the knowledge of Acquiror, neither the execution nor the delivery of this Agreement, nor the carrying on of its business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. To the knowledge of Acquiror, it is currently not necessary nor will it be necessary for Acquiror to utilize in its business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Acquiror, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Acquiror, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the Acquiror's knowledge, none of Acquiror's employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to Acquiror's business has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to its business by such previous employer which has resulted in Acquiror's access to or use of such proprietary items and Acquiror will not gain access to or make use of any such proprietary items in its business.

                  (b) To the knowledge of Acquiror, except for the Confidentiality Agreements, there are no written contracts of employment between Acquiror and any employee.

                  (c) Acquiror is not a party to a collective bargaining agreement with any trade union, Acquiror's employees are not members of a trade union certified as a bargaining agent with Acquiror, no proceedings to implement any such collective bargaining agreement or certifications are pending and Acquiror knows of no effort to organize any such employee as a part of any collective bargaining unit. There is no strike or other labor dispute involving Acquiror pending, or to the best of Acquiror's knowledge, threatened, nor is Acquiror aware of any labor organization activity involving its employees.

         5.31 BROKERS. Neither Acquiror nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

         5.32 SIGNIFICANT CUSTOMERS AND SUPPLIERS. No customer or supplier that was material to Acquiror during the period covered by the Acquiror Financial Statements or that has been material to Acquiror thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from, or provision of products or services to, Acquiror, as the case may be.

         5.33 FIELD TEST UNITS. Certain of Acquiror's 31 kilowatt field test units have been started for test purposes, and are operable.

6. COVENANTS OF TRANSFEROR.

         6.1 ACCESS TO INFORMATION.

                  (a) Prior and subsequent to the Closing, Transferor will permit Acquiror to make a full and complete investigation of the Acquired Assets and to receive from Transferor all information of Transferor relating to the Acquired Assets or reasonably related to Transferor's conduct of the Business. Without limiting this right, Transferor will give to Acquiror and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Transferor relating to the Acquired Assets or reasonably related to Transferor's conduct of the Business and allow Acquiror and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review. This Section 6.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Transferor shall maintain and make available the information and records specified in this Section 6.1(a) in the ordinary course of Transferor's business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

                  (b) At all times following the Closing, each party shall provide the other party (at such other party's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for taxes.

         6.2 REASONABLE EFFORTS. The Transferor shall use its commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Section 10 below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause the Contracts to be assigned to Acquiror.

         6.3 TRANSFEROR'S CONDUCT OF THE BUSINESS PRIOR TO CLOSING. During the period from the date of this Agreement to the Closing Date, Transferor will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Business, to retain the employees, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships with the Business. Transferor shall promptly notify Acquiror of any event or occurrence or emergency not in the ordinary course of business, and any material event involving the Business or the Acquired Assets. Except as set forth in
Schedule 6.3, without limiting the generality of the foregoing, and except as approved in writing by Acquiror in advance, which approval shall not be unreasonably withheld, prior to the Closing, Transferor:

                  (a) will not create, incur or assume (i) any borrowings under capital leases, or (ii) any obligation which would in any material way affect the Business, the Acquired Assets or Acquiror's ability to conduct the Business in substantially the same manner and condition as conducted by Transferor on the date of this Agreement;

                  (b) will not change in any material manner the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any employee except in the normal course of business consistent with past practice;

                  (c) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Acquired Assets;

                  (d) will not acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business;

                  (e) will not sell, dispose of or encumber any of the Acquired Assets or license any Acquired Assets to any Person, other than the sale of C-1 units currently included in Transferor's Inventories but only if such units have been modified to become C-3 units meeting the criteria set forth on Schedule 2.7(a)(vii); provided, that any proceeds from such sale shall be immediately applied to Transferor's Trade Payables or included in the Acquired Assets to be transferred to Acquiror pursuant to this Agreement;

                  (f) will not engage in any special promotion that promotes the sale of Inventories with highly discounted terms;

                  (g) will not enter into any agreements or commitments relating to the Business, including any agreement relating to the acquisition of additional Inventories, except on commercially reasonable terms in the ordinary course of business of the Business;

                  (h) will comply in all material respects with all laws and regulations applicable to the Business;

                  (i) will not enter into any agreement with any third party for the distribution of any of the Acquired Assets;

                  (j) will use reasonable efforts to assist Acquiror in employing after the Closing Date those employees to whom offers of employment are made by Acquiror, and will not (and will cause its Affiliates not to) solicit such employees to remain in the employ of Transferor or any of its Affiliates after the Closing Date;

                  (k) will not change or announce any change to the products or services sold by the Business except with Acquiror's written consent or at Acquiror's request;

                  (l) will not materially violate or materially amend or change in any way adverse to Transferor the terms of any of the Contracts;

                  (m) will not assign, sell or otherwise convey to any third party, without obtaining Acquiror's prior written consent, any of its accounts receivable prior to the Closing Date;

                  (n) will (i) recover any Inventories or other assets related to Transferor's agreement with CPC, including those located in Troy, Michigan;
(ii) recover any Inventories or other assets located in Midland, Texas; (iii) recover any Inventories or other assets located in La Jolla, California; and
(iv) deliver all of such Inventories and assets to Transferor's facilities in Odessa, Texas within 30 days of Closing.

         6.4 NO OTHER BIDS.

                  (a) Transferor, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (defined below). Neither Transferor nor any of its affiliates shall, nor shall Transferor authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Acquiror or any designee of Acquiror) concerning any Third Party Acquisition. Transferor shall promptly notify Acquiror in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal; and shall advise Acquiror from time to time of the status and any material developments concerning the same.

                  (b) Except as set forth in this Section 6.4(b), Transferor's board of directors (the "Transferor Board") shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause Transferor to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Transferor Board by a majority vote determines in its good faith judgment, after consultation with counsel reasonably acceptable to Acquiror (which may be Proskauer Rose LLP or Lionel Sawyer & Collins), that it is required to do so in order to comply with its fiduciary duties, the Transferor Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (defined below), but in each case only (i) after providing reasonable written notice to Acquiror (a "Notice of Superior Proposal"), advising Acquiror that the Transferor Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; and (ii) if Acquiror does not, within three (3) business days of Acquiror's receipt of the Notice of Superior Proposal, make an offer that the Transferor Board by a majority vote determines in its good faith judgment (based on the advice of a financial adviser reasonably acceptable to Acquiror which may be

Valuation Associates) to be at least as favorable to Transferor's shareholders as such Superior Proposal; provided, however, that Transferor shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 13.1. Any disclosure that the Transferor Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties will not constitute a violation of this Agreement provided that such disclosure states that no action will be taken by the Transferor Board in violation of this Section 6.4(b).

                  (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of Transferor by merger or otherwise by any Person other than Acquiror or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion of the assets of Transferor and its subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding shares of Transferor; (iv) the adoption by Transferor of a plan of liquidation (other than the Plan of Reorganization attached hereto Schedule 6.8) or the declaration or payment of an extraordinary dividend; (v) the repurchase by Transferor or any of its subsidiaries of more than ten percent (10%) of its outstanding shares; or (vi) the acquisition by Transferor or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of Transferor. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal for a Third Party Acquisition on terms that the Transferor Board by a majority vote determines in its good faith judgment (after consultation with a financial advisor reasonably acceptable to Acquiror which may be Valuation Associates) to be more favorable to Transferor's shareholders than the Acquisition.

         6.5 TAX RETURNS. Transferor shall, to the extent that failure to do so could adversely affect the Business or the Acquired Assets following Closing,
(a) continue to file in a timely manner all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete, and (b) be responsible for and pay when due any and all Taxes.

         6.6 POST-CLOSING ACCESS TO INFORMATION. If, after the Closing Date, in order properly to operate the Business or prepare documents or reports required to be filed with governmental authorities or Acquiror's financial statements, it is necessary that Acquiror obtain additional information within Transferor's possession relating to the Acquired Assets or the Business, Transferor will furnish or cause its representatives to furnish such information to Acquiror. Such information shall include, without limitation, all agreements between Transferor and any Person relating to the Business. Transferor shall maintain and make available the information and records specified in this Section 6.6 until the Transferor and the Liquidating Trust dissolves, at which time Transferor and the Liquidating Trust shall transfer its books and records to Acquiror.

         6.7 POST-CLOSING COOPERATION. Transferor agrees that, if reasonably requested by Acquiror, it (and if applicable, the Liquidating Trust) will cooperate with Acquiror, at Acquiror's expense, in enforcing the terms of any agreements between Transferor and any third party involving the Business, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Acquiror is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Transferor agrees to reasonably cooperate with Acquiror by assigning to Acquiror such rights as may be required by Acquiror to enforce its intellectual property rights in its own name. If such assignment still does not permit Acquiror to enforce its intellectual property rights against the third party, Transferor (or if applicable, the Liquidating Trust) agrees to initiate proceedings against such third party in Transferor's name, provided that Acquiror shall be entitled to participate in such proceedings and provided further that Acquiror shall be responsible for the expenses of such proceedings.

         6.8 POST-CLOSING ACTIONS.

                  (a) Subsequent to the Closing Date, Transferor shall, from time to time, execute and deliver, upon the request of Acquiror, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Acquiror to effect, record or verify the transfer to, and vesting in Acquiror, of Transferor's right, title and interest in and to the Acquired Assets, free and clear of all Liens, in accordance with the terms of this Agreement.

                  (b) Following the Closing, Transferor will, consistent with Transferor's Plan of Reorganization attached hereto as Schedule 6.8(b), apply the cash portion of the Acquisition Consideration received under this Agreement, other than amounts held in escrow, to the payment of all of its existing liabilities and future liabilities promptly as they come due.

                  (c) Following the Closing, Transferor, consistent with Transferor's Plan of Reorganization, shall not distribute any shares of the Common Stock to its shareholders until the earlier of the consummation of Acquiror's initial public offering or the date two years following the Closing Date; provided, however, that Transferor may transfer such shares to a Liquidating Trust (the "Liquidating Trust"), each in compliance with federal and state securities laws; and provided further, that if in the reasonable opinion of Acquiror, the Fairness Approval (as defined in Section 8.7) issued by the Commissioner of the California Department of Corporations in connection with the Fairness Hearing provides an adequate exemption from registration of such shares under federal and state securities laws, Transferor may distribute such shares to its shareholders on the day immediately preceding the last date on which such distribution would be exempt from registration under the Securities Act on the basis of the Fairness Approval issued by the Commissioner. In the event the Fairness Approval does not provide a basis for an exemption from registration of the distribution of such shares under federal and state securities laws, upon such distribution from the Liquidating Trust, Acquiror shall register, at Acquiror's expense, the distribution of such shares pursuant to a registration statement under the Act and under applicable state securities laws. In addition, Transferor hereby agrees that its founders, officers, directors or shareholders owning a percentage of shares of the Acquiror specified by the managing underwriter, will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to Acquiror's initial public offering and ending on the date specified by Acquiror and the managing underwriter (provided that such period shall not exceed the lesser of (A) the lock-up period applicable to Acquiror's directors, officers and affiliates and (B) one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of Acquiror or any securities convertible into or exercisable or exchangeable for common stock of Acquiror (whether such shares or any such securities are then owned by Transferor or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The underwriters in connection with Acquiror's initial public offering are intended third party beneficiaries of this Section 6.8(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, Acquiror may impose stop-transfer instructions with respect to the Securities of Transferor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding anything in this Agreement to the contrary, Acquiror's obligation to register the shares under the Act pursuant to this
Section 6.8(c) shall survive for a period equal to the earlier of the consummation of Acquiror's initial public offering or the date two years following the Closing Date.

                  (d) Transferor hereby agrees that (i) Transferor's shareholders' beneficial interests in the Liquidating Trust will not be represented by certificates and will not be transferable, except by death, intestate succession or operation of law, (ii) the beneficial interests in the Liquidating Trust will be non-voting and Transferor's shareholders will have no voting rights with respect to the Acquiror Common Stock held in such Liquidating Trust, (iii) the Liquidating Trust will not engage in any trade or business and the sole purpose of the Liquidating Trust will be to liquidate and distribute Transferor's assets transferred to such Liquidating Trust, and (iv) Transferor will provide to the Liquidating Trust periodic reports, for distribution to the beneficiaries of such Liquidating Trust.

         6.9 PERMITS. Transferor will assist Acquiror in obtaining any licenses, permits or authorizations required for carrying on the Business but which are not transferable.

         6.10 BULK SALES LAW. Transferor and Acquiror hereby waive compliance with the "bulk sales" provisions of Article 6 of the Uniform Commercial Code as it is in effect in the states where Transferor owns assets to be acquired by Acquiror pursuant to the terms hereof and Transferor shall indemnify Acquiror with respect to any noncompliance by Transferor with such bulk sales provisions.

         6.11 TAXES. Transferor shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Acquiror from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement.

         6.12 CUSTOMER DUE DILIGENCE. During the period between the date of execution of this Agreement and the Closing Date, Transferor agrees to provide contact information to Acquiror and allow Acquiror to contact on mutually agreeable terms Wal-Mart, Apache and Albertson's, to make due diligence inquiries regarding their respective relationships with Transferor.

         6.13 INTELLECTUAL PROPERTY. Transferor agrees to enter into agreements in forms satisfactory to Acquiror with Terry Kell to assign to Transferor any Intellectual Property developed or owned by Mr. Kell and related to the Business, and agrees further to deliver to Acquiror copies of such agreements prior to the Closing.

         6.14 AUDITORS' CONSENTS. Transferor agrees to use its commercially reasonable efforts to ensure that Arthur Andersen provides Acquiror with any consents required to be filed by Acquiror with the SEC.

         6.15 NON-DISTURBANCE AND ATTORNMENT. Transferor agrees that it shall use its best commercial efforts to obtain prior to Closing for the benefit of and delivered to Acquiror a Non-Disturbance and Attornment Agreement from all of the lenders currently holding a mortgage lien on the Transferor's leased property located in Odessa, Texas on I-20, pursuant to which such lender agrees that in the event of a foreclosure of the landlord's interest to the property, the lender (or any purchaser at the foreclosure sale) agrees to recognize and not to disturb the rights of the tenant (Acquiror) in accordance with the lease terms.

7. COVENANTS OF ACQUIROR.

         7.1 ACCESS TO INFORMATION.

                  (a) Prior and subsequent to the Closing, Acquiror will permit Transferor to make a full and complete investigation of its business assets and to receive from Acquiror all information of Acquiror reasonably related to its business. Without limiting this right, Acquiror will give to Transferor and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Acquiror reasonably related to Acquiror's conduct of its business and allow Transferor and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review. This Section 7.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Acquiror shall maintain and make available the information and records specified in this
Section 7.1(a) in the ordinary course of Acquiror's business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

                  (b) At all times following the Closing, each party shall provide the other party (at such other party's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

         7.2 REASONABLE EFFORTS. The Acquiror shall use its commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Section 11 below and (ii) to cause to be performed all of the matters required of it at the Closing.

         7.3 ACQUIROR'S CONDUCT OF ITS BUSINESS PRIOR TO CLOSING. During the period from the date of this Agreement to the Closing Date, Acquiror will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of its business, to retain the employees, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships with the Business. Acquiror shall promptly notify Transferor of any event or occurrence or emergency not in the ordinary course of business, and any material event involving its business. Except as set forth on Schedule 7.3 hereto, without limiting the generality of the foregoing, and except as approved in writing by Transferor in advance, which approval shall not be unreasonably withheld, prior to the Closing, Acquiror:

                  (a) will not create, incur or assume (i) any borrowings under capital leases, or (ii) any obligation which would in any material way affect its business or its ability to conduct its business in substantially the same manner and condition as conducted by it on the date of this Agreement;

                  (b) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of its business;

                  (c) will not acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business.

                  (d) will comply in all material respects with all laws and regulations applicable to its business;

                  (e) will not commence a lawsuit related to or involving its assets other than (i) for the routine collection of bills; (ii) for injunctive relief on the grounds that Acquiror has suffered immediate and irreparable harm not compensable in money damages, provided that Acquiror has obtained the prior written consent of Transferor, such consent not to be unreasonably withheld; or
(iii) for a breach of this Agreement;

                  (f) will not assign, sell or otherwise convey to any third party, without obtaining Transferor's prior written consent, any of its accounts receivable prior to the Closing Date;

                  (g) will not (i) issue (except for the options to be issued pursuant to Section 2.5(b) on the date of this Agreement, up to 200,000 additional options, and up to 200,000 shares of its common stock) or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock or (ii) declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock; and

                  (h) will not change its business or its operations in any material manner.

         7.4 TAX RETURNS. Acquiror shall, following Closing, (a) continue to file in a timely manner all required returns and reports relating to taxes, and such returns and reports shall be true, correct and complete, and (b) be responsible for and pay when due any and all taxes.

         7.5 NON-INTERFERENCE. Prior to Closing, Acquiror shall not contact, solicit or otherwise communicate or meet with any current or prospective client of Transferor for the purpose of discussing Transferor's Business without obtaining Transferor's prior consent.

         7.6 REORGANIZATION COVENANTS. In order to enable Transferor's counsel to render an opinion as to qualification of the Acquisition as a reorganization within the meaning of Section 368(a) of the Code, Acquiror shall furnish to such counsel an executed certificate in the form of Exhibit D hereto at such times as counsel shall request.

         7.7 CAT LP LICENSE. Acquiror shall use its commercially reasonable efforts to achieve all performance milestones required under its License Agreement with CAT LP and to maintain exclusivity under such license.

8. OTHER AGREEMENTS.

         8.1 THIRD PARTY CONSENTS. Transferor and Acquiror shall use commercially reasonable efforts to obtain, within the applicable time periods required, all Required Consents, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Acquiror in the Acquired Assets.

         8.2 CERTAIN NOTIFICATIONS. At all times prior to the Closing, Transferor and Acquiror shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 10 or Section 11 of this Agreement.

         8.3 CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to the Business or Acquiror respectively furnished to each other in connection with this Agreement or the Acquisition ("Confidential Information"), except publicly available or freely usable material as otherwise obtained from another source, in a manner or for a purpose detrimental to the Business or Acquiror or otherwise than in connection with this Agreement and the transactions contemplated hereby. Neither of the parties hereto will, and the Transferor will cause the Business, and each of Transferor and Acquiror, respectively, shall cause its officers, employees, agents and representatives not to, disclose, divulge, provide or make accessible any of the Confidential Information to any person or entity, other than their respective officers, employees, advisors or attorneys who are advised of this provision or otherwise as required by law or regulation. The provisions of this
Section 8.3 and the following Section 8.4 are in addition to, and shall not supersede, the Mutual Nondisclosure Agreement, dated January 31, 2001 between Acquiror and Transferor.

         8.4 PUBLIC ANNOUNCEMENTS. Without the prior written consent of the other party hereto, neither party hereto will, and each party hereto will cause its directors, officers, employees, agents, other representatives and affiliates not to, disclose to any person the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby, the status thereof, or the existence of this Agreement and the terms thereof, unless in the opinion of such party disclosure is required to be made under the Act or the Securities Exchange Act of 1934 (the "Exchange Act"), and such disclosure is made after prior consultation with the other party. Neither party will issue any public announcement concerning the transaction without the approval of the other party, except as may be required by law. Acquiror hereby consents to and approves (a) the filing and distribution by Transferor of an information statement in connection with the registration under the Exchange Act of it securities, (b) the distribution by Transferor to its shareholders of a request to waive certain claims against Transferor, and (c) the distribution by Transferor to its shareholders of information in support of a request to consent to this Agreement and the transactions contemplated hereby; provided that Transferor provides Acquiror the opportunity to review and suggest revisions to such documents prior to their filing and distribution, and such revisions are reasonably accepted by Transferor.

         8.5 TRANSITION AGREEMENT. Transferor agrees to enter into a Transition Agreement with Acquiror in the form attached hereto as Exhibit E.

         8.6 RIGHT OF FIRST OFFER TO TRANSFEROR. Subject to the terms and conditions specified in this Section 8.6, Acquiror hereby grants to Transferor or any Qualified Shareholder of Transferor a right of first offer with respect to sales by Acquiror of shares of its Preferred Stock in its next equity financing (the "Next Preferred Stock"). For purposes of this Section 8.6, "Qualified Shareholder" means any shareholder of Transferor which is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

         If Acquiror proposes to offer shares of its Next Preferred Stock in its next equity financing, Acquiror shall first make an offering of such Next Preferred Stock to Transferor and any Qualified Shareholder in accordance with the following provisions:

                  (a) Acquiror shall deliver a notice in accordance with Section
14.8 ("Notice") to Transferor stating (i) its bona fide intention to offer such Next Preferred Stock, (ii) the number of such shares of Next Preferred Stock to be offered, and (iii) the price and terms upon which it proposes to offer such Next Preferred Stock.

                  (b) By written notification received by Acquiror within ten
(10) calendar days after receipt of the Notice, Transferor or any Qualified Shareholder may elect to purchase or obtain, at the price and on the terms specified in the Notice, in the aggregate up to that portion of such Next Preferred Stock that equals the proportion that the number of shares of Common Stock issued and held by Transferor bears to the total number of shares of Common Stock of Acquiror then outstanding (assuming full conversion of all outstanding convertible Preferred Stock).

                  (c) If all shares of Next Preferred Stock that Transferor and its Qualified Shareholders are entitled to obtain pursuant to subsection 8.6(b) hereof are not elected to be obtained as provided in subsection 8.6(b) hereof, Acquiror may, during the ninety (90) day period following the expiration of the period provided in subsection 8.6(b) hereof, offer the remaining unsubscribed portion of such Next Preferred Stock to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If Acquiror does not enter into an agreement for the sale of the Next Preferred Stock within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such shares of Next Preferred Stock shall not be offered unless first reoffered to Transferor and its Qualified Shareholders in accordance herewith.

                  (d) Provided that any of the following transactions is approved by the Board in accordance with the provisions of Acquiror's Restated Certificate, the right of first offer in this Section 8.6 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services, (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by Acquiror, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or (v) the issuance of stock, warrants or other securities or rights to persons or entities with which Acquiror has business relationships.

                  (e) Notwithstanding anything to the contrary in this Section 8.6, such right of first offer shall only be available to Transferor and its Qualified Shareholders to the extent such transaction complies with federal and state securities laws and is exempt from registration under the Act.

         8.7 FAIRNESS HEARING. Transferor and Acquiror shall each take all steps necessary or desirable, utilize all commercially reasonable efforts and cooperate with one another in every way to obtain as promptly as practicable the approval of the Commissioner of the California Department of Corporations (the "Commissioner") of the fairness (the "Fairness Approval") of the terms and conditions of the issuance of the Acquiror Common Stock as contemplated by this Agreement after a hearing held pursuant to Section 25142 of the California Corporations Code (the "Fairness Hearing") and the rules of the Commissioner thereunder. Transferor shall promptly notify Acquiror if Transferor becomes aware that one of its shareholders intends to dissent or object to the Acquisition and the transactions contemplated hereby at such hearing.

9. EMPLOYEE MATTERS.

         9.1 TRANSFERRED EMPLOYEES.

                  (a) OFFER OF EMPLOYMENT. Subject to and in accordance with the provisions of this Section 9, Acquiror may offer employment to any or all of the employees who are employed by Transferor in the Business as of the date of this Agreement (the "Employees"). Transferor agrees that it will cooperate with Acquiror to identify those employees of Transferor who are necessary for the conduct the Business. Prior to the Closing, Acquiror, after notice to Transferor as to the timing and method of contact, shall have the right to contact any or all of the Employees for the purposes of making offers of employment with Acquiror (or any Affiliate designated by Acquiror) after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Upon Closing, Acquiror (or any Affiliates designated by Acquiror) shall hire those Employees to whom it has made an offer in accordance with this Section 9.1 and who accept such offer in the


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
manner and within the time frame reasonably established by Acquiror. Each such Employee who is employed by Transferor on the Closing Date and who actually transfers to employment with Acquiror (or any Affiliate designated by Acquiror) at or after the Closing Date as a result of an offer of employment made by Acquiror is hereafter referred to as a "Transferred Employee." Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks. On a periodic basis following the date of this Agreement and prior to the Closing, Acquiror shall advise Transferor of its intentions with respect to the employees it desires to extend or has extended offers to and the general status of discussions with such employees. Notwithstanding such periodic disclosures made to Transferor, Acquiror shall not be obligated to hire any employee unless an offer of employment is subsequently made to, and accepted by, such employee; in addition, Acquiror shall have no obligation to hire any employees of Transferor after the Closing Date.

                  (b) TRANSITION. The employment by Transferor of the Transferred Employees shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Acquiror shall commence at 12:01 a.m. on the day after the Closing Date. The terms of employment with Acquiror (or Acquiror's Affiliates) shall be as mutually agreed to between each Transferred Employee and Acquiror (or Acquiror's Affiliate, as the case may be), subject to the provisions of this Section 9.1. Between the date of this Agreement and the Closing Date, Transferor will provide each Transferred Employee with the same level of compensation as that currently provided by Transferor. Acquiror shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, stock or stock options or any other sums due to any Transferred Employee that accrued before the Closing Date. Transferor will be fully responsible for all amounts payable to any employee, including (without limitation) all termination payments, redundancy compensation, severance pay, accrued vacation pay and other amounts payable in respect of the termination of employment of any employee in connection with the sale of the Acquired Assets to the Acquiror. In addition, Transferor will be fully responsible for all amounts owing to Transferred Employees prior to Closing.

                  (c) RETENTION OF EMPLOYEES PRIOR TO CLOSING. Transferor agrees to use reasonable efforts to retain the Employees as employees of the Business until the Closing Date, and to assist Acquiror in securing the employment after the Closing Date of those Employees to whom Acquiror (or designated by Acquiror) makes or intends to make offers of employment under subsection (a) above. Transferor shall not transfer any Employee to employment with Transferor outside of the Business prior to the Closing or without the consent of Acquiror. Transferor shall notify Acquiror promptly if, notwithstanding the foregoing, any Employee terminates employment with Transferor after the date of this Agreement but prior to the Closing. Acquiror may request Transferor to hire additional employees for the Business, in which case Transferor will use commercially reasonable efforts to identify and hire such employees.

         9.2 COMPENSATION AND BENEFITS OF TRANSFERRED EMPLOYEES. Coverage for Transferred Employees under Acquiror's compensation and benefit plans (if any) and other programs shall commence as of 12:01 a.m. on the day after the Closing Date. Acquiror shall be free to establish its own employee benefit plans; Acquiror shall have no obligation to offer benefit plans of the same type or with terms similar to or better than the terms of Transferor's current employee benefit plans. Acquiror may, at its option, give each Transferred Employee credit for such

Transferred Employee's years of most recent continuous service with Transferor for purposes of determining participation and benefit levels under all of Acquiror's vacation policies and benefit plans and programs.

         9.3 OTHER EMPLOYEES OF THE BUSINESS. With respect to each employee of the Business as of the Closing Date who is not a Transferred Employee (each a "Non-Transferred Employee"), Transferor agrees to either terminate such Non-Transferred Employee's employment with Transferor, effective prior to the Closing, or offer such Non-Transferred Employee continued employment with Transferor other than in the Business. Transferor further acknowledges that the Non-Transferred Employees shall not be employees of Acquiror after the Closing.

         9.4 NO RIGHT TO CONTINUED EMPLOYMENT OR BENEFITS. No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Transferor or Acquiror (or any Affiliate of Transferor or Acquiror) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Transferor, Acquiror or any Affiliate of Transferor or Acquiror. Except as otherwise expressly provided in this Agreement, Acquiror is under no obligation to hire any employee of Transferor, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Transferor whom Acquiror chooses not to employ.

         9.5 NO SOLICITATION OR HIRE BY TRANSFEROR. For a period of one year after the Closing, Transferor will not solicit any Transferred Employee for employment. For purposes of this Section 9.5, the term "solicit" shall not include the following activities by Transferor: (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees; (ii) participation in any hiring fair or similar event open to the public not targeted at Acquiror's employees; and (iii) use of recruiting or employee search firms that have been instructed by Transferor not to target any Transferred Employee.

10. CONDITIONS TO ACQUIROR'S OBLIGATIONS.

         The obligations of Acquiror under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Acquiror in writing, except as otherwise provided by law:

         10.1 REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE; CERTIFICATE.

                  (a) The representations and warranties of Transferor contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date (except for representations and warranties made as of a certain date, which shall be true and correct as of such date);

                  (b) Transferor shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

                  (c) The conditions set forth in this Section 10 have been fulfilled or satisfied, unless otherwise waived in writing by Acquiror; and

                  (d) Acquiror shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Transferor on behalf of Transferor certifying to the matters set forth in Sections 10.1(a) and 10.1(b) above.

         10.2 CONSENTS. All Governmental Authorizations, Required Consents and consents required to transfer the Contracts to Acquiror on the terms and conditions provided to Transferor, without change as a result of the transfer to Acquiror, shall have been obtained.

         10.3 NO PROCEEDINGS OR LITIGATION.

                  (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

                  (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent transactions contemplated by this Agreement, including, without limitation, the sale of the Acquired Assets or asserting that the sale of the Acquired Assets would be illegal or create liability for damages or which may have a Material Adverse Effect on the Business or the Acquired Assets.

         10.4 DOCUMENTS. This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Transferor at the Closing and all actions of Transferor required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Acquiror and Acquiror's counsel and shall be in full force and effect.

         10.5 TITLE INSURANCE. Transferor shall have delivered to Ticor Title Insurance Company (the "Title Company") original executed and acknowledged Special Warranty Deeds (including the Special Warranty Deed from GJE Corporation to Engine World, Inc. dated December 22, 1999) for the real estate fee properties, and the Title Company is irrevocably committed to issue to Acquiror an Owner's Policy of Title Insurance insuring fee title in Acquiror, free and clear of all Liens. The cost of such Title Insurance shall be borne equally by Transferor and Acquiror.

         10.6 NON-DISTURBANCE AND ATTORNMENT. Transferor shall have used its best commercial efforts to obtain for the benefit of and delivered to Acquiror a Non-Disturbance and Attornment Agreement from all of the lenders currently holding a mortgage lien on the Transferor's leased property located in Odessa, Texas on I-20, pursuant to which such lender agrees that in the event of a foreclosure of the landlord's interest to the property, the lender (or any purchaser at the foreclosure sale) agrees to recognize and not to disturb the rights of the tenant (Acquiror) in accordance with the lease terms.

         10.7 GOVERNMENTAL FILINGS. The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Acquiror shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Acquiror's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

         10.8 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition or results of operations of the Business on the Closing Date as compared with the date of this Agreement.

         10.9 TERMINATION OF BENEFIT PLANS. Transferor shall have provided Acquiror with evidence, reasonably satisfactory to Acquiror, as to the termination of all benefit plans and payments owing by Transferor relating to all Employees and the termination of all Non-Transferred Employees' benefit plans.

         10.10 SHAREHOLDER APPROVAL. This Agreement and the transactions it contemplates shall have been approved and adopted by such vote of the holders of the outstanding shares of Transferor's capital stock entitled to vote thereon as is required to approve such transactions, and shall have otherwise been approved as required by law and the charter documents of Transferor.

         10.11 ESCROW AGREEMENT. Acquiror and Transferor shall have entered into an Escrow Agreement in substantially the form attached hereto as Exhibit B, and such agreement shall remain in full force and effect.

         10.12 AUDITED FINANCIALS. Acquiror shall have received audited financials statements of Transferor for the fiscal years ended December 31, 2000, 1999 and 1998 with an opinion from Arthur Andersen qualified only as to Transferor's status as a going concern.

         10.13 PROVISIONS FOR LIABILITIES. Transferor shall have made reasonable provisions for the payment of all of its material liabilities when due.

         10.14 CUSTOMER DILIGENCE. Acquiror shall have been permitted to contact directly, pursuant to Section 6.12, and Acquiror shall be satisfied with the results of any due diligence inquiries with respect to Transferor's relationships with Wal-Mart, Apache and Albertson's.

         10.15 INTELLECTUAL PROPERTY. Acquiror shall have received from Transferor all executed documents relating to any Intellectual Property developed or owned by Terry Kell relating to the Business, including the Amended Independent Contractor Agreement in substantially the form attached hereto as Exhibit F. Acquiror shall have received evidence reasonably satisfactory to Acquiror that Transferor has filed with the United States Patent and Trademark Office all documents necessary to cause any and all of Transferor's patents and trademarks to be held in the name "Elektryon."

         10.16 SOLVENCY OPINION. Acquiror shall have received a solvency opinion from Valuation Associates, dated as of the Closing Date, with respect to the solvency of Transferor.

         10.17 FAIRNESS APPROVAL. The Fairness Approval shall have been obtained.

         10.18 RELEASES. Transferor's Qualified Shareholders representing at least 60% of the aggregate shares held by all Transferor shareholders shall have executed a release of certain specified claims regarding any recission rights or fraud with respect to such shares.

11. CONDITIONS TO TRANSFEROR'S OBLIGATIONS.

         The obligations of Transferor under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Transferor, except as otherwise provided by law:

         11.1 REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE.

                  (a) The representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date (except for representations and warranties made as of a certain date, which shall be true and correct as of such date);

                  (b) Acquiror shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

                  (c) Transferor shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Acquiror on behalf of Acquiror certifying to the matters set forth in Sections 11.1(a) and 11.1(b) above.

         11.2 NO PROCEEDING OR LITIGATION.

                  (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

                  (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Acquired Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

         11.3 DOCUMENTS. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Acquiror to Transferor at the Closing and all actions of Acquiror required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Transferor and Transferor's counsel.

         11.4 GOVERNMENTAL FILINGS. The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Transferor shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Transferor's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

         11.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition or results of operations of the business of Acquiror on the Closing Date as compared with the date of this Agreement.

         11.6 SHAREHOLDER APPROVAL. This Agreement and the transactions it contemplates shall have been approved and adopted by such vote of the holders of the outstanding shares of Acquiror's capital stock entitled to vote thereon as is required to approve such transactions, and shall have otherwise been approved as required by law and the charter documents of Acquiror.

         11.7 ESCROW AGREEMENT. Acquiror and Transferor shall have entered into an Escrow Agreement in substantially the form attached hereto as Exhibit B, and such agreement shall remain in full force and effect.

         11.8 BOARD OF DIRECTORS. The Board of Directors of Acquiror shall consist of either (i) seven members, including two directors designated by Transferor at Closing and agreed to by Acquiror, at, or shortly after, the Closing or, in the alternative (at Transferor's option), (ii) nine members, including three directors designated by Transferor at Closing and agreed to by Acquiror, at, or shortly after, the Closing. Following the Closing, Acquiror's Certificate of Incorporation shall provide that in the event there are seven board members, a majority of each of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred holders will be entitled to designate one board member to represent each respective Series of Preferred Stock, a majority of the holders of Acquiror's Common Stock will be entitled to designate two board members, and a majority of the holders of Acquiror's Preferred Stock and Common Stock, voting together, shall be entitled to designate one board member. Alternatively, in the event there are nine board members, a majority of each of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred holders will be entitled to designate one board member to represent each respective Series of Preferred Stock, a majority of the holders of Acquiror's Common Stock will be entitled to designate three board members, and a majority of the holders of Acquiror's Preferred Stock and Common Stock, voting together, shall be entitled to designate two board members.

         11.9 PROPRIETARY INFORMATION AGREEMENTS. Each employee of, and consultant to, Acquiror shall have entered into a Proprietary Information and Inventions Agreement in the form previously provided to counsel for Transferor.

         11.10 RESTATED CERTIFIED, BYLAWS AND RESOLUTIONS. Restated Certificate shall have been filed with the Delaware Secretary of State, and Transferor shall have received a copy of the certificate of incorporation of Acquiror as restated and a certificate of good standing, each certified by the Delaware Secretary of State as of the date of the Closing, and a certificate of incumbency, a copy of the bylaws of Acquiror, and copies of the resolutions of the Board of Directors of the Acquiror authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, each certified by the Secretary of Acquiror as of the Closing.

         11.11 GRANT OF OPTIONS. Acquiror shall have issued to Michael Holmstrom and Joanne Firstenberg options exercisable for shares of Common Stock of Acquiror in the amounts and at the exercise prices set forth on Schedule 2.5(b) and all outstanding options exercisable for shares of Transferor held by Mr. Holmstrom and Ms. Firstenberg as of the Closing Date shall have been terminated.

         11.12 SOLVENCY OPINION. Transferor shall have received a solvency opinion from Valuation Associates, dated as of the Closing Date, with respect to the solvency of Transferor.

12. ESCROW AND INDEMNIFICATION.

         12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue until the earlier of (i) the one year anniversary of the Closing Date and (ii) the closing of Acquiror's initial public offering (the "Survival Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Survival Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims, and provided, further, that representations, warranties and covenants relating to Taxes shall survive until the earlier of 30 days after expiration of all applicable statutes of limitations relating to such Taxes or the date on which the Transferor and any all related trusts of Transferor have completed liquidation. All covenants to be performed after the Closing Date shall continue indefinitely.

         12.2 INDEMNIFICATION BY TRANSFEROR. (a) Subject to the limitations set forth in this Section 12, from and after the Effective Time, Transferor shall protect, defend, indemnify and hold harmless Acquiror, Acquiror's Affiliates, and each of their respective officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Transferor contained in this Agreement, including any exhibits or schedules attached hereto, known to Acquiror prior to the Survival Termination Date.

                  (b) Notwithstanding the foregoing, Acquiror may not receive any of the Stock Escrow unless and until a certificate signed by an officer of Acquiror (a "Acquiror Officer's Certificate") (i) identifying Damages related to an individual claim in excess of $50,000 and in an aggregate amount in excess of $150,000 (the "Basket") and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or incurred (or the basis for such anticipated liability), and the nature of the misrepresentation, breach of warranty or claim to which such item is related, has been delivered to the Escrow Agent and such amount is determined pursuant to this Section 12 to be payable, in which case Acquiror shall receive an amount of the Stock Escrow equal in value to the full amount of any such Damages in excess of the Basket. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded. In no event shall the amount of Damages required to be indemnified by Transferor under the provisions of this Section 12.2 exceed $7.5 million.

         12.3 INDEMNIFICATION BY ACQUIROR. (a) Subject to the limitations set forth in this Section 12, from and after the Effective Time, Acquiror shall protect, defend, indemnify and hold harmless Transferor, Transferor's Affiliates, and each of their respective officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as a "Transferor Indemnified Person" and collectively as "Transferor Indemnified Persons") from and against any and all Damages, that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Acquiror contained in this Agreement, including any exhibits or schedules attached hereto, known to Transferor prior to the Survival Termination Date.

                  (b) Notwithstanding the foregoing, Transferor may not receive any compensation from Acquiror under this Section 12 unless and until a certificate signed by an officer of Transferor (a "Transferor Officer's Certificate") (i) identifying Damages related to an individual claim in excess of $50,000 and in an aggregate amount in excess of $150,000 and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or incurred (or the basis for such anticipated liability), and the nature of the misrepresentation, breach of warranty or claim to which such item is related, has been delivered to Acquiror and such amount is determined pursuant to this Section 12 to be payable, in which case Transferor shall receive cash in an amount equal in value to the dollar amount of such Damages in excess of the Basket. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded. In no event shall the amount of Damages required to be indemnified by Acquiror under the provisions of this Section 12.3 exceed $7.5 million.

         12.4 ESCROW PERIOD. Subject to the following requirements, the Stock Escrow retained by the Escrow Agent pursuant to the Escrow Agreement and Section 2.5(a)(ii) hereof shall be retained until the Survival Termination Date. Upon the Survival Termination Date, the Escrow Agent shall deliver to Transferor all remaining shares held in the Stock Escrow pursuant to Section 2.5(a)(ii) provided, however, that the amount of shares held in the Stock Escrow portion of the Escrow Account, which, in the reasonable judgment of Acquiror, subject to the objection of the Escrow Agent and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, is necessary to satisfy any unsatisfied claims specified in any Acquiror's Officer's Certificate delivered to the Escrow Agent prior to the Survival Termination Date with respect to facts and circumstances existing on or prior to the Survival Termination

Date shall remain in the possession of the Escrow Agent until such claims have been resolved. As soon as all such claims have been resolved, any remaining shares held in the Stock Escrow portion of the Escrow Account and not required to satisfy such claims shall be distributed to Transferor.

         12.5 METHOD OF ASSERTING CLAIMS. If a claim for indemnification pursuant to Sections 12.2 or 12.3 (a "Claim") is to be made by a party entitled to indemnification hereunder, the party claiming such indemnification (the "Indemnified Party") shall give written notice (a "Claim Notice") to the other party (the "Indemnifying Party") promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 12.5. Provided notice is given within the time period set forth in Section 12.1 above, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party demonstrates actual material damage caused by such failure, and then only to the extent thereof. In the case of a Claim brought pursuant to Section 12.2 or 12.3 involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a "Third-Party Claim"), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the Indemnifying Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this
Section 12.5, the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to retain one firm of separate counsel of its own choosing. If the Indemnifying Party fails to assume the defense of such Third-Party Claim in accordance with this
Section 12.5 within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of any law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. In the event the Indemnifying Party


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
assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 12.5 and for any final judgment (subject to any right of appeal).

         12.6 EXCLUSIVE REMEDY. The right of indemnity (together with the limitations set forth in this Section 12) shall, in the absence of fraud, be the sole and exclusive remedy of each of the parties hereto, the Acquiror Indemnified Persons and the Transferor Indemnified Persons for damages and any other remedy available at law in respect to any misrepresentation, breach of misrepresentation or warranty, breach of covenant or any other matter by any party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the right of indemnity shall not be the exclusive remedy and there shall be no limitations (as to dollar amount or time in which to bring claim) on Acquiror's right to collect Damages from Transferor for any claim arising out of or related to the Excluded Liabilities.

13. TERMINATION.

         13.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                  (a) By mutual written consent of Acquiror and Transferor;

                  (b) By Acquiror or Transferor if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (c) By Transferor if the Transferor Board has received a Superior Proposal and has complied with the provisions of Section 6.4(b);

                  (d) By Acquiror if (i) the Transferor shall have breached any of its covenants or agreements under Section 6.4(b) hereof or (ii) if the Transferor Board shall have recommended to Transferor's shareholders a Superior Proposal; or

                  (e) By either party if the Closing does not occur by June 30, 2001, other than due to a breach of this Agreement by the party seeking to terminate.

         13.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by any or all of the parties pursuant to Section 13.1, written notice shall be given to each other party specifying the provision of Section 13.1, pursuant to which such termination is made and shall become void and there shall be no liability on the part of Acquiror or Transferor (or their respective officers, directors, partners or Affiliates), except as a result of any breach of this Agreement by such party or to the extent such a party is entitled to indemnification under Section 12 of this Agreement. Each party hereto shall return to the other party any documents or other information received in connection with the negotiation of and due diligence related to this Agreement.

14. MISCELLANEOUS.

         14.1 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section
14.1 shall be binding upon the parties and their respective successors and assigns; provided, that the right of first offer set forth in Section 8.6 hereof may be waived by Transferor (and shall not require any approval by the shareholders of Transferor).

         14.2 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Transferor without the prior written consent of Acquiror, or by Acquiror without the prior written consent of Transferor.

         14.3 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without giving effect to any choice of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

         14.4 CONSENT TO JURISDICTION. Each party to this agreement irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to its obligations or liabilities under or arising out of or in connection with this agreement shall be brought only in the united states district court for the Southern District of New York or, in the event (but only in the event) such court does not have subject matter jurisdiction over such action, suit or proceeding, in the courts of the State of New York sitting in the City of New York, and each party hereby (i) irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in person, (ii) irrevocably and unconditionally waives any objection to the laying of venue in either of the aforesaid courts, and (iii) irrevocably and unconditionally waives and agrees not to plead or claim that either of the aforesaid courts is an inconvenient forum with respect to any such action, suit or proceeding (including claims for interim relief, counterclaims, actions with multiple defendants and actions in which such party is implied).

         14.5 WAIVER OF JURY TRIAL. Consistent with the intention of Section 14.4, each signatory to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the signatories hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this agreement or any of the transactions contemplated hereby, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this agreement, any of the transactions contemplated hereby or to any other document or agreement relating to the transactions contemplated hereby.

         14.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         14.7 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         14.8 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt), as follows:

         If to Transferor:

                  Elektryon
                  6565 Spencer Street
                  Las Vegas, Nevada 89119
                  Attn: Joanne Firstenberg
                        General Counsel
                  fax:  (702) 269-9770

         With a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York 10036
                  Attn: Allan R. Williams, Esq.
                  fax:  (212) 969-2900

         If to Acquiror:

                  Solo Energy Corporation
                  2701 Monarch Street, Suite 210
                  Alameda, California 94501
                  Attn: Martin L. Lagod
                        President and CEO
                  fax:  (510) 864-3041

         With a copy to:

                  Orrick, Herrington & Sutcliffe LLP
                  Old Federal Reserve Bank
                  400 Sansome Street
                  San Francisco, California 94111-3143
                  Attn: Alan Talkington, Esq.
                  fax:  (415) 773-5759

         If to a Qualified Shareholder:

                  c/o Elektryon
                  6565 Spencer Street
                  Las Vegas, Nevada 89119
                  Attn: Joanne Firstenberg
                        General Counsel
                  fax:  (702) 269-9770

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

         14.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

         14.10 ENTIRE AGREEMENT. This Agreement and the documents referred to herein are the product of both of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

         14.11 ADVICE OF LEGAL COUNSEL. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

         14.12 FEES AND EXPENSES.

                  (a) Except as provided as specifically provided in this
Section 14.12, each of the parties hereto shall pay all of its expenses incident to this Agreement and consummation of the transactions contemplated hereby. Transferor and Acquiror each represent and warrant that there are no brokerage or finder's fees which are or will be payable in connection with the Acquisition. The costs and expenses related to the delivery of the fairness and solvency opinions prepared by Valuation Associates shall be borne equally by Acquiror and Transferor, unless this Agreement terminates prior to the Closing.

                  (b) Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Sections 13.1(c) or 13.1(d), Acquiror will suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Acquiror for such damages, and in recognition of the time, efforts and expenses incurred by Acquiror with respect to Transferor and the opportunity that the Acquisition represents to Acquiror, Transferor shall pay to Acquiror the amount of Five Hundred Thousand Dollars ($500,000) as liquidated damages immediately upon the occurrence of the event described in this Section 14.12(b) giving rise to such damages. The fee payable pursuant to this Section 14.12(b) as a result of a termination pursuant to Sections 13.1(c) or 13.1(d) shall be paid within one business day after the first to occur of the events described therein.

         14.13 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy or any nature whatsoever under or by reason of this Agreement, including, without limitation by way of subrogation, other than
Section 12 (which is intended to be for the benefit of Indemnified Parties and may be enforced by such Indemnified Parties) and Section 8.6 (which contains provisions intended to be for the benefit of Qualified Shareholders and may be enforced by such Qualified Shareholders).

                            [Signature pages follow]

         This Agreement has been duly executed and delivered by the duly authorized officers of Transferor and Acquiror as of the date first above written.

                                       SOLO ENERGY CORPORATION



                                       By: /s/ Brooks F. Tanner
                                           ____________________________________

                                       Name: Brooks F. Tanner
                                             __________________________________

                                       Title: Chief Executive Officer
                                              _________________________________


                                       ELEKTRYON



                                       By: /s/ Michael E. Holmstrom
                                           ____________________________________

                                       Name:  Michael E. Holmstrom
                                             __________________________________

                                       Title: President
                                              _________________________________


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